VENTURE AGREEMENT

THIS VENTURE AGREEMENT (“Agreement”) is made and entered into effective as of October 13, 2004 (the “Effective Date”)

BETWEEN:

NEWMONT USA LIMITED, D/B/A NEWMONT MINING CORPORATION
a corporation incorporated under the laws of Delaware
1700 Lincoln Street
Denver, Colorado 80203
Facsimile: 303.837.5851

(hereinafter “NEWMONT”)

and

MIRANDA GOLD CORP.
a corporation incorporated under the laws of British Columbia, Canada
Suite 306 – 1140 Homer Street
Vancouver, BC V6B 2X6
Facsimile: 604.689.1722

(hereinafter “MIRANDA GOLD”)

and

MIRANDA U.S.A., INC.
a corporation incorporated under the laws of Nevada
5900 Philoree Lane
Reno, Nevada 89511
Facsimile: 775.849.2336

(hereinafter “MIRANDA USA”)

(MIRANDA GOLD and MIRANDA USA are hereinafter collectively referred to as “COMPANY”)

RECITALS

A. COMPANY holds an interest in certain properties situated in Eureka County, Nevada which are described in Exhibit A and are defined in Section 1 below.

B. NEWMONT wishes to participate with COMPANY in the further exploration, evaluation, and if justified, the development and mining of mineral resources within the Properties, and COMPANY desires to grant such rights to NEWMONT.

NOW THEREFORE, in consideration of the covenants and terms contained herein, NEWMONT and COMPANY agree as follows:

1. DEFINITIONS. Cross-references in this Agreement to Articles, Sections, Subsections and Exhibits refer to Articles, Sections, Subsections and Exhibits of this Agreement, unless specified otherwise.

“Accounting Procedure” means the procedure set forth in Exhibit C.

“Affiliate” of a Participant means an entity or person that Controls, is Controlled by, or is under common Control with the Participant through direct or indirect ownership of greater than fifty percent (50%) of equity or voting interest.

“Agreement” means this Venture Agreement, including any amendments and modifications hereof, and all appendices, schedules and exhibits which are incorporated herein by this reference.

“Area of Interest” means the area described in Exhibit B.

“Assets” means the Properties, Products, and all other real and personal property, tangible and intangible, held for the benefit of the Participants hereunder.

“Bankable Feasibility Study” shall have the meaning specified in Exhibit D.

“Budget” means a detailed estimate of all costs to be incurred by the Participants with respect to a Program and a schedule of cash advances to be made.

“Chargee” has the meaning as a holder of an Encumbrance as described in Section 13.5.

“Claims” means the mining claims identified in Exhibit A.

“Confidential Information” has the meaning described in Section 15.6.

“Continuing Obligations” means obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, including, but not limited to, Environmental Compliance.

“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including the construction or installation of leach pads, a mill or any other improvements to be used for the mining, handling, milling, beneficiation or other processing of Products.

“Earn-In” means as it is described in Section 5.2.

“Effective Date” means the date set forth on the top of page one of this Agreement.

“Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; monitoring environmental conditions; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances into the environment, and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, legal fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against either Participant or the Venture, by any person or entity other than the other Participant, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment caused by or relating to Operations; or (iii) the violation or alleged violation of any Environmental Laws arising from or relating to Operations.

“Existing Data” means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and any other material or information relating to the Properties.

“Exploration” means activities directed toward ascertaining the existence, location, quantity, quality, or commercial value of deposits of Products.

“Exploration Expenditures” means all costs, expenses, obligations and liabilities of whatever kind or nature spent or incurred in connection with Exploration and which were expended on or for the benefit of the Properties, computed in accordance with U.S. generally accepted accounting principles consistently applied, including, without limiting the generality of the foregoing, the following: (i) actual salaries, benefit and fringe costs and wages (whether or not required by Law) of employees or contractors of NEWMONT directly assigned to and actually performing Exploration and related activities within or benefiting the Properties. Employees and contractors may include geologists, geophysicists, engineers, surveyors, engineering assistants, technicians, draftsmen, engineering clerks and other personnel performing technical services connected with Exploration of the Properties; (ii) monies expended associated with aerial flights; (iii) monies expended associated with drilling, site preparation and road construction; (iv) monies expended for the use of machinery, vehicles, equipment and supplies required for Exploration; provided, however, if NEWMONT uses equipment owned by it, charges shall be no greater than on terms available from independent third parties in the vicinity of the Properties; (v) monies expended for reasonable travel expenses and transportation of employees and contractors, materials, equipment and supplies necessary for the conduct of Exploration; (vi) any other payments to contractors for work on Exploration; (vii) monies expended for metallurgical and engineering work; geophysical, geochemical and geological surveys and assays and other costs incurred to determine the quality and quantity of Minerals within the Properties; (viii) Monies expended to obtain permits, rights-of-ways and other similar rights as may be required or necessary in connection with Operations regarding the Properties; (ix) monies expended in preparation and acquisition of environmental permits necessary to commence, carry out or complete Exploration, and otherwise spent on or accrued for activities required for Environmental Compliance; (x) monies expended in performing pre-feasibility and feasibility studies to evaluate the economic feasibility of Mining on the Properties, including expenditures for metallurgical test work, preliminary design work and hydrology studies; (xi) monies expended for taxes levied against the

Properties and paid by NEWMONT and the cost of any insurance premiums, performance bonds or other forms of sureties required by the terms of this Agreement or any Law; (xii) monies expended for and including land holding costs, lease payments, assessment work, claim location, amendment and relocation costs, Government Fees, and other necessary expenditures incurred or made to preserve in good standing the status and title of the Properties; (xiii) monies expended for curing any title defects or Encumbrances pertaining to the Properties; and (xiv) an administration fee of ten percent (10%) of actual Exploration Expenditures, said fee to be credited toward the Initial Contribution obligation of NEWMONT.

“Government Fees” means all rentals, holding fees, location fees, maintenance payments or other payments required by any law, rule or regulation to be paid to a federal, state, provincial, territorial or other governmental authority, in order to locate or maintain any mining leases or surface leases, Claims or other tenures included in the Properties.

“Initial Contribution” means that contribution each Participant agrees to make, or is deemed to have made, pursuant to Section 5.1 and Subsections 5.2.1 and 5.2.3.

“Indemnified Participant” has the meaning described in Subsection 2.5.1

“Indemnifying Participant” has the meaning described in Subsection 2.5.1.

“Joint Account” means the account maintained in accordance with the Accounting Procedure showing the charges and credits accruing to the Participants.

“Law” or “Laws” means all federal, state, provincial, territorial and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including Environmental Laws, which are applicable to the Properties, the Area of Interest, or Operations, regardless of whether or not in existence or enacted or adopted hereafter; provided, however, nothing in this definition is intended to make laws applicable to the parties during periods when the laws are not applicable by their terms or the timing of their enactment.

“Management Committee” means the committee established under Article 7.

“Manager” means the person or entity appointed under Article 8 to manage Operations, or any successor Manager.

“Memorandum of Agreement” means the document attached as Exhibit F.

“Mining” means the mining, extracting, producing, handling, milling, or other processing of Products.

“Net Smelter Returns” shall have the meaning specified in Exhibit E.

“Net Worth” has the meaning described in Section 13.4.

“Notice” or “Notices” has the meaning described in Section 15.1.

“Operations” means the activities carried out under this Agreement.

“Participant” and “Participants” mean the persons or entities that from time to time have Participating Interests.

“Participating Interest” means the percentage interest representing the ownership interest of a Participant in the Assets and in all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%) . Decimals of .005 or more shall be rounded up to .01; decimals of less than .005 shall be rounded down. The initial Participating Interests of the Participants are set forth in Subsection 6.1.1.

“Phase-I Earn-In” means that portion of NEWMONT’s Initial Contributions set forth in Subsection 5.2.1 .

“Phase-II Earn-In” means that portion of NEWMONT’s Initial Contributions set forth in Subsection 5.2.3 .

“Prime Rate” has the meaning described in Section 9.9.

“Products” means all metals, ores, concentrates, minerals, and mineral resources, including materials derived from the foregoing, produced from the Properties under this Agreement.

“Program” means a description in reasonable detail of Operations to be conducted by the Manager, as described in Article 9.

“Properties” means the properties described in Exhibit A.

“Transferring Entity” has the meaning described in Subsection 13.3.1.

“Venture” means the contractual relationship of the parties under this Agreement.

2. REPRESENTATIONS AND WARRANTIES; RECORD TITLE; INDEMNITIES

2.1 Representations and Warranties.

2.1.1 Capacity of Participants. Each Participant represents and warrants to the other Participant as follows: (i) it is a corporation duly incorporated, qualified to transact business, and in good standing under the laws of its jurisdiction and in the State of Nevada; (ii) it has the full right, power and capacity to enter into and perform this Agreement and all transactions contemplated herein, and all corporate, board of directors and other actions required to authorize it to enter into and perform this Agreement have been properly taken; (iii) it will not breach any other agreement or arrangement by entering into or performing this Agreement, and this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; and (iv) it has relied solely on its own appraisals and estimates as to the mineral potential of the Properties, and upon its own geologic, engineering and other interpretations related thereto.

2.1.2 Representations and Warranties by COMPANY. The COMPANY represents and warrants the following:

2.1.2.1 With respect to the Claims, (i) the Claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) all notices/certificates (as applicable) were properly recorded/filed with appropriate governmental agencies; (iv) all Government Fees required to hold or maintain the Claims have been paid through August 31, 2004; and (v) all affidavits or other recordings/filings required to maintain the Claims in good standing have been properly and timely recorded with appropriate governmental agencies.

2.1.2.2 With respect to portions of the Properties in which COMPANY holds an interest under leases or other contracts, COMPANY represents and warrants (i) it is in exclusive possession of such Properties; (ii) it has not received any notice of default of any of the terms or provisions of such leases or other contracts; (iii) it has the authority under such leases and other contracts to perform fully its obligations under this Agreement; (iv) such leases or other contracts are valid and in good standing; (v) it has no knowledge of any act or omission or any condition on the Properties which could be considered or construed as a default under any such lease or other contract; (vi) to its knowledge, such Properties are free and clear of all Encumbrances or defects in title; and (vii) COMPANY has secured all necessary approvals under such leases or contracts to assign and contribute the Properties pursuant to the terms of this Agreement, and COMPANY will provide evidence of such to NEWMONT prior to execution of this Agreement.

2.1.2.4 COMPANY has not entered into any other agreement with respect to its interest in and to the Properties that is currently valid and outstanding, and there are no subleases or Encumbrances on the Properties, nor any defects in title.

2.1.2.5 Except as to matters of record, no other person or entity is claiming an interest in, or in conflict with, the Properties.

2.1.2.6 There are no actions, suits, claims, proceedings, litigation or investigations pending or threatened against it that relate to the Properties, or that could, if continued, adversely affect the ability of COMPANY or NEWMONT to fulfill its obligations under this Agreement or NEWMONT’s ability to exercise its rights under this Agreement.

2.1.2.6 COMPANY has complied with all existing Laws in conducting its operations on the Properties.

2.1.2.7 There is no condition on the Properties that could result in any Environmental Liabilities or other type of enforcement proceeding, or any recovery by any governmental agency or private party of remedial or removal costs, natural resources damages, property damages, damages for personal injuries or other costs, expenses, damages or injunctive relief arising from any alleged injury or threat of injury to health, safety or the environment.

2.1.2.8 COMPANY has delivered to NEWMONT all Existing Data in its possession or control, and true and correct copies of all leases or other agreements relating to the Assets.

2.2 Disclosures. Each of the Participants represents and warrants that it is not aware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations and warranties in this Agreement from being materially misleading.

2.3 Record Title. Title to real and personal property included in the Assets shall be held in the name of the Manager for the benefit of the Participants. Each Participant agrees to execute appropriate documents to reflect changes resulting from changes in Participating Interests in accordance with Section 6.6 below. Within fifteen (15) days after delivery to COMPANY of written notice by NEWMONT that NEWMONT has completed its Phase-I Earn-In, COMPANY shall execute and deliver to NEWMONT an assignment in the form of Exhibit G.

2.4 Loss of Title. Prior to the time that NEWMONT has completed its Initial Contribution under this Agreement, any failure or loss of title to the Assets and all costs of defending title thereto shall be charged to the Participants in proportion to their Initial Participating Interests under Subsection 6.1.1. After NEWMONT has completed its Initial Contribution, any failure or loss of title to the Assets, and all costs of defending title thereto, shall be charged to the Venture.

2.5 Indemnities.

2.5.1 Each Participant shall indemnify the other Participant, its directors, officers, employees, agents and attorneys or Affiliates (collectively “Indemnified Participant”) against any loss, cost, expense, damage or liability (including legal fees and other expenses) arising out of or based on a breach by the Participant (“Indemnifying Participant”) of any representation, warranty or covenant contained in this Agreement.

2.5.2 If any claim or demand is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Participant. The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Participant within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant’s expense and with counsel of the Indemnified Participant’s choice), the defense, compromise, or settlement of the matter. Any damages to the Assets or business of the Indemnified Participant caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participant has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant. Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Participant which has arisen out of the indemnified claim or demand.

2.6 Existing Disturbance. COMPANY shall be solely responsible for complying with all Laws, relating to all disturbance existing on the Properties as of the Effective Date. Without limiting the foregoing, COMPANY shall diligently reclaim all existing disturbance in accordance with applicable Laws, and shall satisfy all applicable permit and closure requirements. COMPANY shall indemnify and hold harmless NEWMONT, its directors, officers, employees, agents, attorneys and Affiliates against any loss, cost, expense, damage or liability (including legal fees and expenses) relating to or arising from any existing disturbance or prior activities on the Properties.

3. NAME, PURPOSES, AND TERM

3.1 General. NEWMONT and COMPANY hereby enter into this Agreement for the purposes hereinafter stated. All of the Participants’ rights and obligations in connection with the Assets, the Area of Interest and all Operations shall be subject to and governed by this Agreement.

3.2 Name. The Manager shall conduct the business of the Venture in the name of the Venture, doing business as the “Red Canyon Venture”. If applicable, the Manager shall accomplish any registration required by applicable, assumed or fictitious name statutes and similar statutes.

3.3 Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which the Participants, or either of them, accomplish such purposes: (i) to conduct Exploration within the Properties; (ii) to acquire additional real property and other interests within the Area of Interest; (iii) to evaluate the possible Development and Mining of the Properties, and if justified, to engage in Development and Mining; (iv) to engage in Operations within the Properties; (v) to engage in disposition of Products, only to the limited extent permitted in Article 10; (vi) to complete and satisfy all Environmental Compliance obligations and other Continuing Obligations relating to the Properties; and (vii) to perform any other operation or activity necessary, appropriate, or incidental to any of the foregoing.

3.4 Limitation. Unless the Participants otherwise agree in writing, Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

3.5 Term. Unless the Venture is earlier terminated or otherwise terminates as provided in this Agreement, the term of this Agreement is for so long as any of the Properties are jointly owned by the Participants hereto and thereafter until all materials, supplies, and equipment have been salvaged and disposed of, a final accounting has been made between the Participants, and any required Environmental Compliance has been completed and accepted by the appropriate governmental agencies.

4. RELATIONSHIP OF THE PARTICIPANTS

4.1 No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial, tax, or other partnership. Neither Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein. It is the Participants’ intent that their ownership of Assets and the rights acquired hereunder shall be as tenants in common. However, the Participants understand that the arrangement and undertakings evidenced by the Agreement may result in a partnership for purposes of United States Federal income taxation and certain State income tax laws which incorporate or follow United States Federal income tax principles as to tax partnerships. Accordingly, the Participants shall make an election pursuant to Treasury Regulations §1.761 -2 to be excluded from Subchapter K of the Internal Revenue Code of 1986, as amended.

4.2 Taxes. Each Participant shall be directly responsible for and shall directly pay all taxes applicable to revenues received by the Participant through Operations under this Agreement. In particular, each Participant shall individually file its tax returns with the proper authorities and independently file claims for and recover any income tax credits. A Participant’s decisions with respect to such tax matters shall not have any binding effect on the course of actions taken by the other Participant.

4.3 Other Business Opportunities. Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with Operations, without consulting the other. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Participant, and, neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of this Agreement, except as provided in Section 11.8. Unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate, or otherwise treat any Participant’s share of Products in any facility owned or controlled by such Participant.

4.4 Termination or Transfer of Rights to Properties. Except as otherwise provided in this Agreement, neither Participant shall permit or cause all or any part of its interest in the Assets or this Agreement to be sold, exchanged, encumbered, surrendered, abandoned, partitioned, divided, or otherwise terminated, by judicial means or otherwise. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by any law.

4.5 Implied Covenants. The implied covenants of good faith and fair dealing are the only implied covenants in this Agreement. No other implied covenants recognized under applicable Law shall be valid or enforceable with respect to this Agreement.

4.6 No Royalty or Other Interests. Except as provided in Subsection 5.2.3.2 or Section 6.4, no Participant shall be entitled or permitted to create any royalty or similar carried interest in all or any part of the Assets.

4.7 No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Participants and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party, governmental agency or organization, except as provided in Subsection 2.5.1.

5. CONTRIBUTIONS BY PARTICIPANTS

5.1 COMPANY’s Initial Contribution. COMPANY hereby contributes to the Venture all of its right, title and interest in and to the Properties, together with all of its respective right, title and interest in and to any licenses and permits relating to the Properties and all maps, data, reports, studies, and documents relating thereto, free and clear of any Encumbrances.

5.2 NEWMONT’s Initial Contribution.

5.2.1 Phase-I Earn-In. As its Initial Contribution and subject to NEWMONT’s right of withdrawal as set forth in Section 11.3, NEWMONT shall: (i) pay MIRANDA USA within 30 days of the Effective Date US$30,000; and (ii) contribute Exploration Expenditures totaling Two Million Five Hundred Thousand Dollars (US$2,500,000) (“Phase-I Earn-In”) in accordance with the following schedule:

Exploration Expenditures and Due Dates	Amount	Aggregate Amount
On or before December 31, 2005	US$300,000	US$300,000
From January 1, 2006 until December 31, 2006	US$350,000	US$650,000
From January 1, 2007 until December 31, 2007	US$450,000	US$1,100,000
From January 1, 2008 until December 31, 2008	US$650,000	US$1,750,000
From January 1, 2009 until December 31, 2009	US$750,000	US$2,500,000
(upon completion, Phase-1 Earn-In of NEWMONT’s Initial Contribution shall have been met)	***	***

5.2.1.1 Deemed Value of Initial Contributions. Subject to Subsection 5.2.3.2, at such time as NEWMONT has completed Phase-I Earn-In, the value of NEWMONT’s Initial Contribution shall be deemed to be Two Million Five Hundred and Thirty Thousand Dollars (US$2,530,000) and the value of COMPANY’s Initial Contribution shall be deemed to be One Million Six Hundred Eighty-Six Thousand Six Hundred Sixty-Seven Dollars (US$1,686,667).

5.2.1.2 Operations During Earn-In. During Phase-I Earn-In or Phase-II Earn-In (Phase-I Earn-In and/or Phase-II Earn-In may hereinafter be collectively referred to as “Earn-In”), NEWMONT shall have the sole right to determine the nature, scope, timing and extent of Operations that are conducted to satisfy the applicable Earn-In Exploration Expenditures, without any obligation to hold meetings or to prepare Programs and Budgets.

5.2.2 Excess Credited and Cash in Lieu. In the event Exploration Expenditures in any period during Phase-I Earn-In or Phase-II Earn-In, if elected, exceed the minimum amounts set forth in Subsection 5.2.1 or Section 5.2.3.1, the excess shall be credited toward subsequent periods of both Phase-I and Phase-II Earn-In. If NEWMONT fails to complete any of the Exploration Expenditures during any period, NEWMONT may elect to satisfy the minimum amount for a period by paying the amount of the shortfall, in cash, to COMPANY. NEWMONT's failure to timely complete the applicable Exploration Expenditures in accordance with this Article, if not cured within thirty (30) days after written notice by COMPANY of such default, unless NEWMONT in good faith disputes such notice, in which case within thirty (30) days after a final judicial decision finding a default, shall be deemed to be a withdrawal by NEWMONT in accordance with Section 11.3 .

5.2.3 Phase-II Earn-In.

5.2.3.1 Election to Earn an Additional Participating Interest. For a period of ninety (90) days following the date that NEWMONT provides notice to COMPANY that NEWMONT has completed Phase-I Earn-In, either NEWMONT or COMPANY may elect for NEWMONT to earn an additional ten percent (10%) Participating Interest, for a total of seventy percent (70%) Participating Interest, by solely funding all Venture expenditures until completion of a Bankable Feasibility Study (“Phase-II Earn-In”); subject, however, to NEWMONT’s right to withdraw in accordance with Section 11.3. NEWMONT and COMPANY shall, within ninety (90) days following NEWMONT’s completion of Phase-I Earn-In, notify the other Participant whether it elects for NEWMONT to continue to Phase-II Earn-In. If neither NEWMONT nor COMPANY provides such written notice within said ninety (90) days, it shall be deemed that neither NEWMONT nor COMPANY has elected for NEWMONT to continue to Phase-II Earn-In. Subject to Subsection 5.2.3.2, at such time as NEWMONT has completed Phase-II Earn-In, the value of NEWMONT’s Initial Contribution shall be deemed to be Three Million Nine Hundred Thirty-Five Thousand Five Hundred Fifty-Six Dollars (US$3,935,556) and the value of COMPANY’s Initial Contribution shall be deemed to be One Million Six Hundred Eighty-Six Thousand Six Hundred Sixty-Seven Dollars (US$1,686,667). During Phase-II Earn-In, if elected, NEWMONT shall make Exploration Expenditures of no less than Two Hundred Fifty Thousand Dollars ($US250,000) during the 12-month period commencing on the first day of the calendar month following 6 months after the Phase-II Earn-In is elected and each 12-month period thereafter until completion of the Bankable Feasibility Study.

5.2.3.2 Notice to Commence Joint Funding. Upon completion of Phase-I Earn-In and Phase-II Earn-In, if elected, NEWMONT shall provide written notice to COMPANY of each such completion at least ninety (90) days before the commencement of the period in which it proposes to commence joint funding. Such notice shall include a proposed Program and Budget for the following Program and Budget period. COMPANY shall, within sixty (60) days after delivery of such notice, notify NEWMONT in writing that it will: (i) participate in joint funding at its then Participating Interest, (ii) dilute its Participating Interest pursuant to Section 6.2, or (iii) convert all of its Participating Interest into a 2% Net Smelter Returns royalty interest, as defined in Exhibit E. If COMPANY elects pursuant to Subsection 5.2.3.2(iii) , it shall be deemed to have withdrawn from this Agreement and shall relinquish its entire Participating Interest. Such relinquished Participating Interest shall be deemed to have accrued automatically to NEWMONT.

5.2.3.3 Interim Funding. The Participants recognize that there will be a delay between the time when Exploration Expenditures are actually incurred or paid and when monthly accounting reports become available for such period. Accordingly, all Exploration Expenditures or other expenditures incurred by NEWMONT subsequent to the applicable Phase-I Earn-In or Phase-II Earn-In and before an election by COMPANY pursuant to Subsection 5.2.3.2 shall be credited to NEWMONT in the first joint funding Program and Budget if COMPANY elects pursuant to Subsections 5.2.3.2(i) or 5.2.3.2(ii) .

5.2.3.4 Filing Obligations. Subject to Section 12.1, prior to the commencement of joint funding, NEWMONT shall be responsible for making all governmental recordings/filings and paying all Government Fees due during the periods that it is completing Exploration Expenditures. Any such payments shall be credited toward the Exploration Expenditures specified in Subsections 5.2.1 and 5.2.3.

5.3. Cash Contributions. After completion of NEWMONT’s Initial Contribution under the applicable Earn-In election by NEWMONT, the Participants shall contribute funds for adopted Programs and Budgets in proportion to their respective Participating Interests, subject to elections permitted in Subsection 5.2.3.2 and Section 9.4.

6. PARTICIPATING INTERESTS

6.1 Participating Interests

6.1.1 Initial Participating Interest. Subject to the applicable Earn-In election by NEWMONT in accordance with Section 5.2, and to Subsection 6.1.2, the Participants shall have the following initial Participating Interests in the Venture:

NEWMONT	60% (or 70% if NEWMONT completes Phase-II Earn-In)

COMPANY	40% (or 30% if NEWMONT completes Phase II Earn-In)

6.1.2 Changes in Participating Interests. A Participant’s Participating Interest shall only be changed as follows:

6.1.2.1 as provided in Subsection 5.2.3 ;

6.1.2.2 upon an election or deemed election by a Participant pursuant to Section 9.4 not to contribute or to contribute less to an adopted Program and Budget than the percentage reflected by its Participating Interest;

6.1.2.3 as provided in Section 6.4 ;

6.1.2.4 in the event of default by a Participant in making its agreed upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke Subsection 6.3.2 ;

6.1.2.5 upon withdrawal, pursuant to Article 11;

6.1.2.6 pursuant to a transfer by a Participant of all or a portion of its Participating Interest in accordance with Article 13; or

6.1.2.7 upon acquisition by either Participant of part or all of the Participating Interest of the other Participant, however arising.

6.2 Voluntary Reduction in Participation – Dilution. After NEWMONT has completed its Initial Contribution, a Participant may elect, as provided in Subsection 5.2.3.2 and Section 9.4, to limit its contributions to an adopted Program and Budget (without regard to its vote on adoption of the Program and Budget) as follows:

6.2.1 to some lesser amount than its respective Participating Interest; or

6.2.2 to not contribute at all.

In such event, the non-diluting Participant shall then have the option to either fully fund the remaining portion of the adopted Program and Budget; or, within fifteen (15) days following the election of the diluting Participant under Subsections 5.2.3.2(ii), Subsection 5.2.3.2(iii) or Subsection 9.4.2 , to propose a reduced alternative Program and Budget to which the Participants shall, within seven (7) days, make a re-election under Subsection 5.2.3.2, Subsection 9.4.1 or Subsection 9.4.2. If the non-diluting Participant elects to continue with the initially adopted Program and Budget, the Participating Interest of the Participant electing either Subsection 6.2.1 or Subsection 6.2.2 above shall be recalculated at the time of election by dividing: (i) the sum of (a) the value of that Participant’s Initial Contribution as defined in Sections 5.1 or 5.2, (b) the total of all that Participant’s contributions to previous Programs and Budgets, and (c) the amount the Participant elects to contribute to the approved Program and Budget, by (ii) the sum of (a), (b) and (c) above for all Participants; and multiplying the result by 100. That is:

(a)+(b)+(c) diluting Participant x 100 = Recalculated Participating Interest
(a)+(b)+(c) all Participants

The Participating Interest of the other Participant shall thereupon become the difference between 100% and the Recalculated Participating Interest.

As soon as practicable after the necessary information is available at the end of each period covered by an adopted Program and Budget, a recalculation of each Participant’s Participating Interest shall be made in accordance with the preceding formula to adjust, as necessary, the recalculations made at the beginning of such period to reflect actual contributions made by the Participants during the period. Except as otherwise provided in this Agreement, a diluting Participant shall retain all of its rights and obligations under this Agreement, including the right to participate in future Programs and Budgets at its recalculated Participating Interest.

6.3 Default in Making Contributions

6.3.1 If a Participant elects to contribute to an approved Program and Budget and then defaults in making a contribution or cash call under an approved Program and Budget, the non-defaulting Participant may, but is not obligated to, advance the defaulted contribution on behalf of the defaulting Participant and treat the same, together with any accrued interest, as a demand loan bearing interest from the date of the advance at the rate provided in Section 9.9. The failure to repay said loan within thirty (30) days following demand shall be a default.

6.3.2 The Participants acknowledge that if a Participant defaults in making a contribution to an approved Program and Budget or a cash call under Section 9.8, or in repaying a loan under Subsection 6.3.1, as required hereunder, it will be difficult to measure the damages resulting from such default. The Participants acknowledge that the damage to the non-defaulting Participant could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Participant of such default, declare the defaulting Participant withdrawn from the Venture, in which case the defaulting Participant shall be deemed to have automatically relinquished its Participating Interest to the non-defaulting Participant and in such event the defaulting Participant shall not be entitled to receive the royalty that it would otherwise be entitled to receive pursuant to Section 6.4.

6.4 Elimination of Minority Interest.

6.4.1 Upon the reduction of its Participating Interest to fifteen percent (15%) or less, by other than default under Subsection 6.3.2 or by COMPANY making its election under Subsection 5.2.3.2(iii) , a Participant shall be deemed to have withdrawn from the Venture and shall relinquish its entire Participating Interest, free and clear of any Encumbrances arising by, through or under that Participant. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant, and the interest of the diluted Participant shall be converted to a 2% Net Smelter Returns royalty, as defined in Exhibit E.

6.4.2 if any Participant fails to participate in a Program and Budget for two (2) consecutive Program and Budget periods, then the non-participating Participant shall be deemed to have withdrawn from the Venture and shall relinquish its entire Participating Interest, free and clear of any Encumbrances arising by, through or under that Participant. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant, and the interest of the non-participating Participant shall be converted to a 2% Net Smelter Returns royalty, as defined in Exhibit E.

6.4.3 if any Participant fails to participate in the first Program and Budget which includes in whole or in part Development or Mining, then the non-participating Participant shall be deemed to have withdrawn from the Venture and shall relinquish its entire Participating Interest, free and clear of any Encumbrances arising by, through or under that Participant. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant, and the interest of the non-participating Participant shall be converted to a 2% Net Smelter Returns royalty, as defined in Exhibit E.

If a Participant forfeits its Participating Interest then any decision to place the Properties into production shall be at the sole discretion of the other Participant, and if the Properties is in or is placed into production, the non-forfeiting Participant shall have the unfettered right to suspend, curtail or terminate any such operation as it in its sole discretion may determine.

6.5 Continuing Liabilities Upon Adjustments of the Participating Interests. Any actual or deemed withdrawal of a Participant or any reduction of a Participant’s Participating Interest under this Agreement shall not relieve such Participant of its share of any liability, whether it accrues before or after such withdrawal or reduction, arising out of Operations conducted prior to such withdrawal or reduction, including, without limitation, Environmental Compliance and other Continuing Obligations. For purposes of this Article 6, such Participant’s share of such liability shall be equal to its Participating Interest at the time that the events or omissions giving rise to such liability occurred. The increased Participating Interest accruing to a Participant as a result of the reduction of the other Participant’s Participating Interest shall be free from royalties, liens or other Encumbrances arising by, through or under such other Participant, other than those to which both Participants have given their written consent.

6.6 Documentation of Adjustments to Participating Interests. An adjustment to a Participating Interest need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant’s Participating Interest shall be shown in the books of the Manager. However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence or effectuate such adjustment in a form sufficient for recording in the jurisdiction where the Properties are located.

6.7 Grant of Lien or Security Interest

6.7.1 Subject to Section 6.8, each Participant grants to the other Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets and the Participant’s share of Products, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

6.7.2 The liens and security interests granted by Subsection 6.7.1 shall secure every obligation or liability of the Participant granting such lien or security interest created under this Agreement, including the obligation to repay a loan granted under Subsection 6.3.1. Each Participant hereby agrees to take all action necessary to perfect such lien and security interests and hereby appoints the other Participant, its attorney-in-fact, to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interests.

6.8 Subordination of Interests. Each Participant shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interests, any liens it may hold which are created under this Agreement, other than those created pursuant to Section 6.7 hereof, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee.

6.9 Effect of Conversion to a Royalty. Upon a Participant’s conversion to a Net Smelter Returns royalty pursuant to Subsections 5.2.3.2(iii), 6.4.1, 6.4.2, 6.4.3, 11.3 or 11.4, this Agreement shall terminate, except for the rights and obligations under Sections 2.5, 6.5, 11.8, 13.3 and this Section 6.9. Upon either Participant’s conversion to a Net Smelter Returns royalty, the Participants shall promptly execute appropriate conveyance instruments conveying the converting Participant’s interest in the Assets to the non-converting Participant, and the Participants shall execute a Royalty Deed in the form of Exhibit E.

7. MANAGEMENT COMMITTEE

7.1 Organization and Composition. Upon execution of this Agreement, the Participants shall establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two (2) members appointed by NEWMONT and two (2) members appointed by COMPANY. Each Participant may appoint one or more alternates to act and vote in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments shall be made or changed by prior written notice to the other Participant.

7.2 Decisions. Each Participant, acting through its appointed members, shall have votes on the Management Committee, in proportion to its Participating Interest. Unless otherwise provided in this Agreement, the vote of a Participant with a Participating Interest greater than fifty percent (50%) shall determine the decisions of the Management Committee. In the event of a tie vote, the Participant designated as Manager shall have the deciding vote of the Management Committee; provided, however that when voting on programs and budgets the Manager shall first consider the legitimate concerns of the non-manager Participant.

7.3 Meetings. Upon the commencement of joint funding, the Management Committee shall hold regular meetings at least annually in Denver, Colorado, U.S.A. or at other mutually agreed places. The Manager shall give thirty (30) days notice to the Participants of such regular meetings (unless such notice is waived by the Participants). Additionally, any Participant may call a special meeting upon seven (7) days notice to the Manager and the other Participant (unless such notice is waived by the Participants). In case of emergency, reasonable notice of a special meeting shall suffice. With respect to a regular or special meeting of the Management Committee, there shall be a quorum if at least one member representing each Participant having greater than a twenty percent (20%) Participating Interest is present; provided, however, that in the event that a quorum does not exist at any such meeting, any Participant may reschedule the meeting, at a time at least two (2) days following the originally scheduled meeting but no later than seven (7) days following the originally scheduled meeting, and, at such rescheduled meeting, there shall be a quorum if at least one member representing any Participant having greater than a twenty percent (20%) Participating Interest is present. Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matter may be considered with the consent of all Participants. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within thirty (30) days after the meeting. The Participants shall have thirty (30) days after receipt to sign and return such copies or to provide any written comments on such minutes to the Manager. If a Participant timely submits written comments on such minutes, the Management Committee shall seek, for a period not to exceed thirty (30) days, to agree upon minutes of such meeting acceptable to the Participants. At the end of such period, failing agreement by the Participants on revised minutes, the minutes of the meeting shall be the original minutes as prepared by the Manager, together with the comments on the minutes made by the other Participant. These documents shall be placed in the minutes book maintained by the Manager. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Venture cost. All other costs associated with Management Committee meetings shall be paid for by the Participants individually.

7.4 Action Without Meeting. In lieu of meetings in person, the Management Committee may hold meetings by telephone conferences, so long as minutes are prepared in accordance with Section 7.3 . The Management Committee may also take actions in writing signed by all members.

7.5 Matters Requiring Approval. Except as otherwise delegated to the Manager in Section 8.2 or as provided in Subsection 5.2.1 the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

8. MANAGER

8.1 Appointment. The Participants hereby appoint NEWMONT as the Manager with overall management responsibility for Operations and to remain as Manager until it resigns pursuant to Section 8.4, or until its Participating Interest falls below fifty percent (50%).

8.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, including but not limited to Subsection 5.2.1.2, the Manager shall have the following powers and duties:

8.2.1 the Manager shall manage, direct, and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets;

8.2.2 the Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement;

8.2.3 the Manager shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic’s or materialmen’s liens which shall be released or discharged in a diligent manner, or Encumbrances specifically approved by the Management Committee;

8.2.4 the Manager shall conduct such title examinations and cure such title defects relating to the Properties as may be advisable in the reasonable judgment of the Manager;

8.2.5 the Manager shall: (i) make or arrange for all payments required by concessions, leases, licenses, permits, contracts, and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant’s sales revenue or net income. If authorized by the Management Committee, the Manager shall have the right to contest, in the courts or otherwise, the validity or amount of any taxes, assessments, or charges if the Manager deems them to be unlawful, unjust, unequal, or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment, or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the non-payment of any taxes, assessments, or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets;

8.2.6 the Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with the Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for Operations. In the event of any violation of permits, licenses, Laws or approvals, the Manager shall timely cure or dispose of such violation through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Joint Account;

8.2.7 the Manager shall notify the other Participant promptly of any litigation, arbitration, or administrative proceeding commenced against the Venture. The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The Management Committee shall approve in advance any settlement involving payments, commitments or obligations in excess of one-hundred thousand dollars (US$100,000) in cash or value;

8.2.8 the Manager may dispose of Assets, whether by sale, assignment, abandonment or other transfer, in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article 12. However, without prior authorization from the Management Committee, the Manager shall not: (i) dispose of Assets in any one transaction having a value in excess of $100,000; (ii) enter into any sales contracts or commitments for Products, except as permitted in Section 10.2 ; (iii) begin a liquidation of the Venture; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Venture;

8.2.9 the Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors;

8.2.10 the Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with generally accepted U.S. GAAP accounting procedures;

8.2.11 the Manager shall select and employ at competitive rates all supervision and labor necessary or appropriate to all Operations hereunder. All persons employed hereunder, the number thereof, their hours of labor and their compensation shall be determined by the Manager, and they shall be employees of the Manager;

8.2.12 the Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee: (i) prior to the commencement of joint funding, monthly progress summaries with applicable data and an annual report by each January 31, and after joint funding commences, monthly progress reports, which include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning

Operations; (iv) a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures; and (v) such other reports as the Management Committee may reasonably request. At all reasonable times, the Manager shall provide the Management Committee or the representative of any Participant, upon the request of any member of the Management Committee, access to, and the right to inspect and copy, all information acquired in Operations, including but not limited to, maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records. In addition, the Manager shall allow the non-managing Participant, at its sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Participant does not unreasonably interfere with Operations;

8.2.13 the Manager shall arrange insurance for the benefit of the Participants, in such amounts and of such nature as the Manager deems necessary to protect the Assets and Operations of the Venture;

8.2.14 subject to Subsection 5.2.3.4, the Manager shall perform or cause to be performed all assessment and other work, and shall pay all Government Fees required by Law in order to maintain in good standing all mining leases, surface leases, Claims and other tenures included within the Properties. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration on other properties. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the Claims, provided that the work done is pursuant to an adopted Program and Budget or is the kind generally accepted as assessment work and that Manager has expended a total amount sufficient to meet the minimum requirements with respect to all of the unpatented claims. The Manager shall timely record and file with the appropriate governmental office any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Government Fees and the performance of assessment work, in each case in sufficient detail to reflect compliance with the applicable requirements;

8.2.15 if authorized by the Management Committee, the Manager may subject to the term of any underlying Agreement: (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any federal law hereafter enacted;

8.2.16 the Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations;

8.2.17 the funds that are to be deposited into the Environmental Compliance fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements;

8.2.18 the Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Venture. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Participant reasonably informed about the Manager’s efforts to discharge Continuing Obligations. Authorized representatives of each Participant shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto;

8.2.19 if Participating Interests are adjusted in accordance with this Agreement the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations;

8.2.20 the Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

8.3 Standard of Care. The Manager shall discharge its duties under Section 8.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining, environmental and other applicable industry standards and practices, and in material compliance with the terms and provisions of concessions, leases, licenses, permits, contracts and other agreements pertaining to Assets. The Manager shall not be liable to the non-managing Participant for any act or omission resulting in damage, loss cost, penalty or fine to the Venture or non-managing Participant, except to the extent caused by or attributable to the Manager’s willful misconduct or gross negligence. The Manager shall not be in default of its duties under this Agreement, if its inability to perform results from the failure of the non-managing Participant to perform acts or to contribute amounts required of it by this Agreement.

8.4 Resignation; Deemed Offer to Resign. The Manager may resign upon thirty (30) day’s prior notice to the Management Committee, in which case the other Participant may elect to become the new Manager by notice to the Management Committee within thirty (30) days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Participant, if at all, within ninety (90) days following such deemed offer:

8.4.1 subject to Section 8.1, the Participating Interest of the Manager (inclusive of any entity claiming through the Manager as provided in Subsection 13.2.7) ceases to be the highest between the Participants, provided; however, that in the event the Manager transfers its Participating Interest to an Affiliate, such Affiliate shall automatically become the Manager; or

8.4.2 the Manager fails to perform a material obligation imposed upon it under this Agreement, and such failure continues for a period of sixty (60) days after notice from the other Participant demanding performance; or

8.4.3 the Manager fails to pay the Venture’s bills within ninety (90) days after they are due,

unless the Manager contests such bills in good faith; or

8.4.4 the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official is appointed for a substantial part of the Manager’s assets, and such appointment is neither made ineffective nor discharged within thirty (30) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager; or

8.4.5 the Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

8.4.6 entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager, or a substantial part of its Participating Interest or other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under Subsections 8.4.4, 8.4.5 or 8.4.6 above, any appointment of a successor Manager shall be deemed to pre-date the event causing a deemed offer of resignation.

8.5 Payments to Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure set forth in Exhibit C.

8.6 Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case with unrelated persons in arm’slength transactions.

8.7 Independent Contractor. The Manager is and shall act as an independent contractor and not as the agent of the other Participant. The Manager shall maintain complete control over its employees and all of its subcontractors with respect to performance of the Operations. Nothing contained in this Agreement or any subcontract awarded by the Manager shall create any contractual relationship between any subcontractor and the other Participant. The Manager shall have complete control over and supervision of Operations and shall direct and supervise the same so as to ensure their conformity with this Agreement.

9. PROGRAMS AND BUDGETS

9.1 Operations Pursuant to Programs and Budgets. After notice of commencement of joint funding pursuant to Subsection 5.2.3.2, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to an initial Program and Budget under Subsection 5.2.3.2, or subsequently, to a Program and Budget approved pursuant to Section 9.2 . Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all operations contemplated under the Program and Budget.

9.2 Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager and shall be for six (6) month periods or any longer periods not to exceed one (1) year. Each adopted Program and Budget, regardless of length, shall be reviewed at least once per year at the annual meeting of the Management Committee. Notwithstanding whether a portion of a previous period’s Program and Budget is being carried forward to fund activities continuing beyond the current year, at least thirty (30) days prior to the annual meeting of the

Management Committee, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Participants. Within twenty (20) days of receipt of the proposed Program and Budget, the Participants may submit written comments to the Manager detailing revisions or modifications that they would like to have made to the proposed Program and Budget. If such written comments are received, the Manager, working with the other Participant, shall seek for a period of time not to exceed fifteen (15) days to develop a revised Program and Budget acceptable to both Participants. The Manager shall submit any revised proposed Program and Budget to the Participants at least five (5) days prior to the annual meeting of the Management Committee.

9.3 Adoption of Proposed Programs and Budgets. At the annual meeting, the Management Committee shall consider and vote on the proposed Program and Budget.

9.4 Election to Participate. By notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, a Participant may elect to contribute to such Program and Budget as follows:

9.4.1 in proportion to its respective Participating Interest as of the beginning of the period covered thereby; or

9.4.2 to some lesser amount than its respective Participating Interest, or not at all, in which cases its Participating Interest shall be recalculated as provided in Section 6.2, and such recalculated Participating Interest shall be effective the first day of the period covered by the adopted Program and Budget.

If a Participant fails to provide notice to the Management Committee under this Section 9.4, the Participant will be deemed to have elected to contribute to such Program and Budget in proportion to its Participating Interest at the beginning of such Program and Budget period.

9.5 Budget Overruns; Program Changes. The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds the total of an adopted Budget by more than ten percent (10%), then the excess over ten percent (10%), unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.6, or authorized or ratified by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests. Budget overruns of ten percent (10%) or less shall be borne by the Participants in proportion to their respective Participating Interests as of the time the overrun occurs.

9.6 Emergency Expenditures. In case of emergency, the Manager may take any action it deems necessary to protect life, limb or property, to protect the Assets or to comply with any Law. The Manager may also make reasonable expenditures on behalf of the Participants for unexpected events that are beyond its reasonable control. In the case of an emergency or unexpected expenditure, the Manager shall promptly notify the Participants of the expenditure, and the Manager shall be reimbursed therefore by the Participants in proportion to their respective Participating Interests at the time the emergency or unexpected expenditure is incurred.

9.7 Monthly Statements. After notice to commence joint funding, the Manager shall submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Joint Account.

9.8 Cash Calls. On the basis of adopted Programs and Budgets, the Manager shall submit to each Participant, prior to the fifteenth (15th) day of each month, a billing for estimated cash and Environmental Compliance fund requirements for the next month. Within fifteen (15) days after receipt of each billing, or a billing made pursuant to Sections 9.6 or 11.4, each Participant shall advance to the Manager its proportionate share of the estimated amount. Time is of the essence of payment of such billings. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to two (2) months. After a decision has been made to begin Development, all funds in excess of immediate cash requirements shall be invested in interest-bearing accounts for the benefit of the Joint Account.

9.9 Failure to Meet Cash Calls. A Participant that fails to meet cash calls in the amount and at the times specified in Section 9.8 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to five (5) percentage points over the Prime Rate or the maximum interest rate permitted by law, if less than this. “Prime Rate” means the annual percentage rate in effect from time to time for demand, commercial loans quoted by CITIBANK, N.A. at its main branch in New York City, New York, U.S.A. to its most credit-worthy customers. Such interest shall accrue to the benefit of and be payable to the non-defaulting Participant, but shall not be deemed as amounts contributed by the non-defaulting Participant in the event dilution occurs in accordance with Article 6. The non-defaulting Participant shall have those rights, remedies and elections specified in Section 6.3, as well as any other rights and remedies available to it by Law.

9.10 Audits. Upon request of any Participant made within twenty-four (24) months following the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within twenty-four (24) months after the end of such period), the Manager shall order an audit of the accounting and financial records for such calendar year (or other accounting period). All exceptions to the audit and claims upon the Manager for discrepancies disclosed by such audit shall be made in writing not later than three (3) months after receipt of the audit report by the Participant that requested the audit. A Participant’s failure to make such exceptions or claims within the three (3) month period shall (i) mean that the audit is correct and binding upon the Participants and (ii) result in a waiver of any right to make claims upon the Manager for discrepancies disclosed by the audit. The audits shall be conducted by a national firm of certified public/chartered accountants selected by the Manager, unless otherwise agreed by the Management Committee. In addition each Participant shall have the right to conduct an independent audit of all books, records and accounts, at the expense of the requesting Participant, and which audit right will be limited to the period not more than twenty-four (24) months prior to the calendar year in which the audit is conducted. All exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made in writing within three (3) months after completion or delivery of such audit, or they shall be deemed waived.

10. DISPOSITION OF PRODUCTION

10.1 Taking In Kind. Each Participant shall take in kind or separately dispose of its share of all Products in accordance with its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by any Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products of anyone other than the Participants at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give the Participants notice at least ten (10) days in advance of the delivery location and date upon which their respective shares of Products will be available.

10.2 Failure of Participant to Take in Kind. If a Participant fails to take its share of Products in kind, the Manager may, but is not obligated, to sell such share on behalf of that Participant at not less than the prevailing market price in the area for a period of time consistent with the minimum needs of the industry, but not to exceed one (1) year from the date of notice under Section 10.1. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is selling a Participant’s share of production, the Participant may elect by notice to the Manager to take in kind. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

10.3 Hedging. Neither Participant shall have any obligation to account to the other Participant for, nor have any interest or right of participation in any profits or proceeds, nor have any obligation to share in any losses from, future contracts, forward sales, trading in-puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a Participant with respect to its proportionate share of any Products produced or to be produced from the Properties.

11. WITHDRAWAL AND TERMINATION

11.1 Termination by Agreement. The Participants may terminate the Venture at any time by written agreement.

11.2 Termination Where No Program Proposed. The Participants agree that, if neither Participant proposes a Program and Budget for a period of two (2) consecutive years, then the Venture shall terminate.

11.3 Withdrawal and Termination by Newmont Prior to Commencement of Joint Funding. Prior to the commencement of joint funding, NEWMONT may withdraw from the Venture for any reason, upon thirty (30) days prior written notice to the other Participant; provided, however that if such notice is not delivered at least 60 days prior to the due date to make a lease payment on the Properties or 90 days prior to the due date to pay Government Fees, NEWMONT shall be obligated to make such payments. If NEWMONT withdraws prior to completing Three Hundred Thousand Dollars (US$300,000.00) in Exploration Expenditures, NEWMONT shall pay to COMPANY, within thirty (30) days of the effective date of withdrawal, the difference between Three Hundred Thousand Dollars (US$300,000.00) and the amount of Exploration Expenditures made by NEWMONT. Upon such withdrawal, the Venture shall terminate and (i) if such withdrawal occurs prior to the completion of Phase-I Earn-In NEWMONT shall retain no interest in the Properties, or (ii) if such withdrawal occurs after completion of Phase-I Earn-In, but before completing Phase-II Earn-In, NEWMONT’s Participating Interest shall be converted to a 1% Net Smelter Returns royalty as defined in Exhibit E until NEWMONT has received Two Million Five Hundred Thousand Dollars (US$2,500,000) in Net Smelter Returns, and thereafter 0.5% Net Smelter Returns as defined in Exhibit E. NEWMONT shall solely be responsible for reclaiming all surface disturbance on the Properties caused by NEWMONT during Earn-In, to the extent required by Law, unless the other Participant (i) agrees in writing with NEWMONT to assume such responsibility, and (ii) posts any financial surety or bonding required with respect to the reclamation of such disturbance. NEWMONT shall retain a reasonable right of access across the Properties for that purpose.

11.4 Withdrawal and Termination after commencement of joint funding. After commencement of joint funding, either Participant may elect to withdraw as a Participant from the Venture upon the later of sixty (60) days notice, or the end of the then current Program and Budget. Upon such withdrawal, the withdrawing Participant shall relinquish its entire Participating Interest, free and clear of any Encumbrances arising by, through or under that Participant. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant, and the interest of the withdrawing Participant shall be converted to a 2% Net Smelter Returns royalty, as defined in Exhibit E. Any withdrawal under this Section 11.4 shall not relieve the withdrawing Participant of its share of liabilities to third parties (whether such accrues before or after such withdrawal) arising out of Operations conducted prior to such withdrawal. For purposes of this Section 11.4, the withdrawing Participant’s share of such liabilities shall be equal to its Participating Interest at the time that the act or omission giving rise to such liability occurred.

11.5 Continuing Obligations. On termination of the Venture, the Participants shall remain liable for Continuing Obligations, including Environmental Liabilities, until final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of Operations during the term of the Agreement. For purposes of this Section 11.5, a Participant’s share of such liabilities shall be equal to its Participating Interest at the time that the act or omission giving rise to such liability occurred.

11.6 Disposition of Assets on Termination. Promptly after termination under Sections 11.1 or 11.2 , the Manager shall take all action necessary to wind up the activities of the Venture and to dispose of or distribute the Assets, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture.

11.7 Right to Data After Termination. After termination of the Venture under Section 11.1, each Participant shall be entitled to copies of all information acquired hereunder as of the date of termination and not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or withdrawal.

11.8 Non-Compete Covenants. A Participant that is deemed to have withdrawn pursuant to

Subsection 5.2.3.2(iii), Sections 6.3, 6.4, 11.1, 11.2, 11.3 or 11.4, shall not directly or indirectly acquire any interest in property within the Area of Interest for two (2) years after the effective date of withdrawal. If the withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 11.8, such Participant or Affiliate shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within forty-five (45) days after it is received by such non-withdrawing Participant.

11.9 Continuing Authority. On termination of the Venture under Sections 6.9, 11.1, 11.2, 11.3 or 11.4, the Participant which was the Manager prior to such termination or withdrawal (or the other Participant in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of both Participants which are reasonably necessary or convenient to:

11.9.1 wind-up Operations; and

11.9.2 complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both Participants and the Venture, encumber Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or alleged to have, a common interest or a common liability.

11.10 Survival of Ingress and Egress After Termination. After termination of the Venture, the Participants shall continue to have rights of ingress and egress to the Properties for purposes of ensuring Environmental Compliance.

12. ABANDONMENT AND SURRENDER OF PROPERTIES

12.1 The Management Committee may authorize the Manager subject to the terms of any underlying Agreement to surrender or abandon some or all of the Properties. If the Management Committee authorizes any such surrender or abandonment over the objection of a Participant, the Participant that desires to abandon or surrender shall assign to the objecting Participant, by deed, assignment, or appropriate document, and without cost to the objecting Participant, all of the surrendering Participant’s interest in the Properties to be abandoned or surrendered, and the abandoned or surrendered Properties shall cease to be part of the Properties. Provided, however, the objecting Participant shall assume all responsibility and liabilities, including but not limited to Environmental Liabilities, with regard to the surrendered or abandoned Properties.

13. TRANSFER OF INTEREST

13.1 General. A Participant shall have the right to transfer to any third party all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets solely as provided in this Article 13. For the purposes of this Article 13 the word transfer shall mean to convey, sell, assign, grant an option, create an Encumbrance or in any manner transfer or alienate, but excluding and excepting alienation done for the purposes of obtaining financing pursuant to Section 13.5.

13.2 Limitations on Free Transferability. The transfer right of a Participant in Section 13.1 shall be subject to the following terms and conditions:

13.2.1 no Participant shall transfer any interest in this Agreement or the Assets (including but not limited to any royalty, profits or other interest in the Products) except by transfer of part or all of a Participating Interest;

13.2.2 no transferee of all or part of any Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the transfer, and the transferee, as of the effective date of the transfer, has committed in writing to be bound by this Agreement to the same extent and nature as the transferring Participant;

13.2.3 no transfer permitted by this Article 13 shall relieve the transferring Participant of its share of any liability, whether accruing before or after such transfer, which arises out of Operations conducted prior to such transfer;

13.2.4 neither Participant, without the consent of the other, shall make a transfer that would violate any Law, or result in the cancellation of any permits, licenses, or other similar authorizations;

13.2.5 the transferring Participant and the transferee shall bear all tax consequences of the transfer;

13.2.6 such transfer shall be subject to a preemptive right in the other Participant as provided in Section 13.3 ;

13.2.7 in the event of a transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant, and in such event in order for the transfer to be effective, the transferring Participant and its transferee shall provide written notice to the non-transferring Participant designating a sole authorized agent to act on behalf of their collective Participating Interest. Such notice shall provide that (i) the agent has the sole authority to act on behalf of, and to bind the transferring Participant and its transferee on all matters pertaining to this Agreement or the Venture, (ii) the notified Participant may rely on all decisions of, notices and other communications from, and failures to respond by, the agent, as if given (or not given) by the transferring Participant and its transferee; and (iii) all decisions of, notices and other communications from, and failures to respond by, the notified Participant to the agent shall be deemed to have been given (or not given) to the transferring Participant and its transferee.

13.3 Preemptive Right. Except as otherwise provided in Section 13.4, if a Participant desires to transfer all or any part of its Participating Interest or a past Participant desires to transfer all or any part of a Net Smelter Return royalty, or an Affiliate desires to transfer control of a Participant, the other Participant shall have a preemptive right as provided in this Section 13.3.

13.3.1 If a past or present Participant intends to transfer all or any part of its Participating Interest or any Net Smelter Return royalty, or an Affiliate of either Participant intends to transfer Control of such Participant, the transferring Participant or Affiliate (“Transferring Entity”) shall promptly notify the other Participant of its intentions. The notice shall state the price and all other pertinent terms and conditions of the intended transfer, and shall be accompanied by a copy of the offer or contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary fair market value in United States currency. The other Participant shall have thirty (30) days from the date such notice is delivered to notify the Transferring Entity whether it elects to acquire the offered interest at the same price (or its monetary equivalent) and on the same terms and conditions as set forth in the notice. If it does so elect, the transfer shall be consummated promptly, but in no event more than thirty (30) days, after notice of such election is delivered to the Transferring Entity.

13.3.2 If the other Participant fails to so elect within the period provided for in Subsection 13.3.1 , the Transferring Entity shall have ninety (90) days following the expiration of such period to consummate the transfer to a third party at a price and on terms no less favorable to the Transferring Entity than those set forth in the notice required in Subsection 13.3.1.

13.3.3 If the Transferring Entity fails to consummate the transfer to a third party within the period set forth in Subsection 13.3.2, the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 13.3.

13.4 Exceptions to Preemptive Right. Section 13.3 shall not apply to:

13.4.1 the transfer by either Participant of all or any part of its Participating Interest to an Affiliate;

13.4.2 incorporation of either Participant, or corporate consolidation or reorganization of either Participant by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

13.4.3 corporate merger or amalgamation involving either Participant by which the surviving entity or amalgamated company shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant; provided, however, that the value of the merging or amalgamating Participant’s interest in the Assets, evidenced by its Initial Contribution and all subsequent contributions under approved Programs and Budgets, does not exceed Fifty percent (50%) of the Net Worth of the surviving entity or amalgamated company;

13.4.4 the transfer of Control of either Participant by an Affiliate to such Participant or to another Affiliate;

13.4.5 the creation by any Affiliate of either Participant of an Encumbrance affecting its Control of such Participant;

13.4.6 a sale or other commitment or disposition of Products or proceeds from sale of Products by either Participant upon distribution to it pursuant to Article 10; or

13.4.7 a transfer by an Affiliate of either Participant of Control of such Participant to a third party, provided such Participant’s interest in the Assets, as evidenced by its Initial Contribution and all subsequent contributions under approved Programs and Budgets, does not exceed Fifty percent (50%) of the Net Worth of the transferring Affiliate, or does not exceed Fifty percent (50%) of the Net Worth of Transferee.

For purposes hereof, the term “Net Worth” shall mean the remainder after total liabilities are deducted from total assets. In the case of a corporation, Net Worth includes both capital stock and surplus. In the case of a limited liability company, Net Worth includes member contributions. In the case of a partnership or sole proprietorship, Net Worth includes the original investment plus accumulated and reinvested profits.

13.5 Encumbrances. Neither Participant shall pledge, mortgage, or otherwise create an Encumbrance on its interest in this Agreement or the Assets except for the purpose of securing project financing relating to the Properties, including its share of funds for Development or Mining costs and in such event both Participants, acting reasonably, shall agree to the terms and conditions of such Encumbrance. The right of a Participant to grant such Encumbrance shall be subject to the condition that the holder of the Encumbrance (“Chargee”) first enter into a written agreement with the other Participant, in a form acceptable to that Participant, acting reasonably, which provides:

13.5.1 the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant’s Participating Interest except as provided in Section 13.5.2 and that such Encumbrance shall be subject to the provisions of this Agreement;

13.5.2 the Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant’s Participating Interest to the other Participant, or, failing such a sale, at a public auction to be held at least forty-five (45) days after prior notice to the other Participant, such sale to be subject to the purchaser entering into a written agreement with the other Participant whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement. The price of any preemptive sale to the other Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days of the Chargee’s notice to the other Participant of its intent to sell the encumbering Participant’s Participating Interest. Failure of a sale to the other Participant to close by the end of such period, unless failure is caused by the encumbering Participant or by the Chargee, shall permit the Chargee to sell the encumbering Participant’s Participating Interest at a public sale; and

13.5.3 the charge shall be subordinate to any then-existing debt, including project financing previously approved by the Management Committee, encumbering the transferring Participant’s Participating Interest.

14. ACQUISITION WITHIN AREA OF INTEREST

14.1 General. Any interest or right to acquire any interest in real property, mining rights, mineral tenure or water rights within the Area of Interest, including any water rights related thereto or a royalty interest, acquired while this Agreement is in effect by or on behalf of a Participant or any Affiliate shall be subject to the terms and provisions of this Agreement. This Section shall apply to any Properties previously abandoned under Article 12.

14.2 Notice to Non-Acquiring Participant. Within ten (10) days after the acquisition of any interest or the right to acquire any interest in real property, mining rights, mineral tenure or water rights wholly or partially within the Area of Interest (except real property, mining rights, mineral tenure or water rights acquired by the Manager pursuant to a Program), the acquiring Participant shall notify the other Participant of such acquisition by it or its Affiliate. If the acquisition of any interest pertains to real property, mining rights, mineral tenure or water rights partially within the Area of Interest, then all property subject to the acquisition shall be subject to Article 14. The acquiring Participant’s notice shall describe in detail the acquisition, the lands and minerals covered thereby, the costs thereof, and the reasons why the acquiring Participant believes that the acquisition is in the best interests of the Participants under this Agreement. In addition to such notice, the acquiring Participant shall make any and all information concerning the acquired interest available for inspection by the other Participant. Notwithstanding the foregoing, any acquisition within the Area of Interest by COMPANY prior to the commencement of joint funding shall require the prior written consent of NEWMONT.

14.3 Option Exercise. If, within thirty (30) days after receiving the acquiring Participant’s notice, the other Participant notifies the acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest and thereafter promptly pays to the acquiring Participant a proportionate share of the acquiring Participant’s actual out-of-pocket acquisition costs equal to such other Participant’s Participating Interest, (i) the acquired interest shall become a part of the Properties for all purposes of this Agreement, free and clear of all Encumbrances arising by, through or under the acquiring Participant or its Affiliate; and (ii) if the acquiring Participant is not the Manager, the acquiring Participant shall promptly convey the acquired interest to the Manager by an appropriate recordable instrument, for the benefit of the Participants and subject to the terms of this Agreement. Provided, however, in the event of any acquisition by NEWMONT within the Area of Interest prior to the commencement of joint funding, all out-of-pocket acquisition costs shall be borne by NEWMONT and credited toward NEWMONT’s Initial Contribution.

14.4 Option Not Exercised. If the other Participant does not give notice within the thirty (30) day period set forth in Section 14.3, it shall have no interest in the acquired interest, and the acquired interest shall not be a part of the Properties or be subject to this Agreement.

15. GENERAL PROVISIONS

15.1 Notices. All notices, payments and other required communications (“Notice” or “Notices”) to the Participants shall be in writing, and shall be given (i) by personal delivery to the Participant, or (ii) by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, or (iii) by registered or certified mail, return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, (ii) if by electronic communication on the date of receipt of the electronic communication, and (iii) if solely by mail on the day delivered as shown on the actual receipt. A Participant may change its address from time-to-time by Notice to the other Participant.

Notice to NEWMONT shall be sent to:	with a copy to:

Newmont Mining Corporation	Newmont Mining Corporation
555 Fifth Street	1700 Lincoln Street
Elko, Nevada 89801	Denver, Colorado 80203 USA
Attn: Land Department	Attn: Land Department
Fax: 775.778.5860	Fax: 303.837.5851

Notice to COMPANY shall be sent to:	with a copy to:

Miranda U.S.A., Inc.	Miranda Gold Corp.
5900 Philoree Lane	Suite 306 – 1140 Homer Street
Reno, Nevada 89511	Vancouver, BC V6B 2X6
Fax: 775.849.2336	Facsimile: 604.689.1722

15.2 Waiver. The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant’s right thereafter to enforce any provision or exercise any right.

15.3 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by the Participants.

15.4 Force Majeure. The obligations of a Participant, other than the payment of money provided hereunder, shall be suspended to the extent and for the period that performance is prevented or delayed by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; Laws, or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any governmental entity that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by citizen groups, including but not limited to environmental organizations or native rights groups; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof. Immediately upon the cessation of force majeure the affected Participant shall notify the other Participants in writing and shall take steps to recommence and or continue the performance that was suspended as soon as reasonably possible. During the period of suspension, the obligations of the Participants to advance funds pursuant to Section 9.8 shall be reduced to levels consistent with Operations.

15.5 Survival of Terms and Conditions. The provisions of this Agreement shall survive the transfer of any interests in the Assets under this Agreement or the termination of the Venture to the full extent necessary for their enforcement and the protection of the Participant in whose favor they run.

15.6 Confidentiality and Public Statements.

15.6.1 Except for recording of a Memorandum of Agreement pursuant to Section 15.18 and as otherwise provided in this Section 15.6, the terms and conditions of this Agreement, and all data, reports, records, and other information of any kind whatsoever developed or acquired by any Participant in connection with this Venture shall be treated by the Participants as confidential (hereinafter called “Confidential Information”) and no Participant shall reveal or otherwise disclose such Confidential Information to third parties without the prior written consent of the other Participant. Confidential Information that is available or that becomes available in the public domain, other than through a breach of this provision by a Participant, shall no longer be treated as Confidential Information.

15.6.2 The foregoing restrictions shall not apply to the disclosure of Confidential Information to any Affiliate, to any public or private financing agency or institution, to any contractors or subcontractors which the Participants may engage and to employees and consultants of the Participants or to any third party to which a Participant contemplates the transfer, sale, assignment, Encumbrance or other disposition of all or part of its Participating Interest pursuant to Article 13; provided, however, that in any such case only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and the person or company to whom disclosure is made shall first undertake in writing to protect the confidential nature of such information at least to the same extent as the parties are obligated under this Section 15.6.

15.6.3 In the event that a Participant is required to disclose Confidential Information to any government, any court, agency or department thereof, or any stock exchange, to the extent required by applicable law, rule or regulation, or in response to a legitimate request for such Confidential Information, the Participant so required shall immediately notify the other Participants hereto of such requirement and the terms thereof, and the proposed form and content of the disclosure prior to such submission. The other Participant shall have the right to review and comment upon the form and content of the disclosure and to object to such disclosure to the court, agency, exchange or department concerned, and to seek confidential treatment of any Confidential Information to be disclosed on such terms as such Participant shall, in its sole discretion, determine.

15.6.4 The provisions of Section 15.6 shall apply during the term of this Agreement and shall continue to apply to (i) the Participants for a period of two (2) years following the effective date of any termination of this Agreement, and (ii) any Participant who withdraws, who is deemed to have withdrawn, or which forfeits, surrenders, assigns, transfers or otherwise disposes of its Participating Interest for a period of five (5) years following the occurrence of such event or two (2) years from the effective date of any termination of this Agreement, whichever is sooner.

15.6.5 A Participant shall not issue any press release relating to the Properties or this Agreement except upon giving the other Participant three (3) days advance written notice of the contents thereof, and the Participant proposing such press release shall make any reasonable changes to such proposed press release as such changes may be timely requested by the non-issuing Participant, provided, however, the Participant proposing such press release may include in any press release without notice any information previously reported by the Participant proposing such press release. A Participant shall not, without the consent of the other Participant, issue any press release that implies or infers that the non-issuing Participant endorses or joins the issuing Participant in statements or representations contained in any press release.

15.7 Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings, whether written or oral, between the Participants relating to the subject matter hereof, with respect to the Assets subject hereto, and any and all other prior negotiations, representations, offers or understandings between COMPANY and NEWMONT relating to the Properties, whether written or oral. This Agreement and the obligations and rights created herein shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants.

15.8 Dispute Resolution. Disputes resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof may be resolved by a court of competent jurisdiction. In any litigation between the Participants or any person claiming under them, resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing party shall be entitled to recover all reasonable costs, expenses, legal and expert witness fees and other costs of suit incurred by it in connection with such litigation, including such costs, expenses and fees incurred prior to the commencement of the litigation, in connection with any appeals, and in collecting or otherwise enforcing any final judgment entered therein. If a party substantially prevails on some aspects of such action, but not on others, the court may apportion any award of costs and legal fees in such manner as it deems equitable.

15.9 Remedies. Each of the Participants agrees that its failure to comply with the covenants and restrictions set out in Article 13 would constitute an injury and damage to the other Participant impossible to measure monetarily and, in the event of any such failure, the other Participant shall, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing any acquisition, sale, transfer, charge or Encumbrance save in accordance with or as required by the provisions of Article 13. Any Participant intending to breach the provisions of Article 13 hereby waives any defense it might have in law or in equity to such injunctive or other equitable relief. A Participant shall be entitled to seek injunctive relief in any court of competent jurisdiction in the event of a Participant’s failure or threat of a failure to comply with the covenants and restrictions set out in Article 13.

15.10. Further Assurances. Each Participant shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement and minimize adverse tax consequences on the Participants.

15.11 Headings. The headings to the Sections of this Agreement and the Exhibits are inserted for convenience only and shall not affect the construction hereof.

15.12 Currency. All dollar amounts expressed herein refer to lawful currency of the United States of America, unless otherwise specified.

15.13 Severability. If any provision of this Agreement is or shall become illegal, invalid, or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and enforceable and the said remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid, or unenforceable portion.

15.14 Taxes. Each Participant shall be directly responsible for and shall directly pay all taxes applicable to revenues received by the Participant through Operations under this Agreement. In particular, each Participant shall individually file its tax returns with the proper authorities and independently file claims for and recover any income tax credits. A Participant’s decisions with respect to such tax matters shall not have any binding effect on the course of actions taken by the other Participant. All costs of Operations incurred hereunder shall be for the account of the Participant or Participants making or incurring the same, if more than one then in proportion to their respective Participating Interests, and each Participant on whose behalf any costs have been so incurred shall be entitled to claim all tax benefits, write-offs and deductions with respect thereto.

15.15 Rule Against Perpetuities. The Participants do not intend that there be any violation of the rule of perpetuities, the rule against unreasonable restraints or the alienation of property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, such violation should inadvertently occur, the Participants hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

15.16 Partition. Each of the parties waives, during the term of this Agreement, any right to partition of the Assets or any part thereof and no party shall seek or be entitled to partition of the Properties or other Assets whether by way of physical partition, judicial sale or otherwise during the term of this Agreement.

15.17 Governing Law. This Agreement shall be construed and governed by the laws of Nevada, U.S.A.

15.18 Memorandum of Agreement. After execution of this Agreement, the Manager shall record in the records of the applicable jurisdiction where the Properties are located, a Memorandum of Agreement, in the form of Exhibit F. Unless both Participants otherwise agree in writing, this Agreement shall not be recorded.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEWMONT	COMPANY

Newmont USA Limited	Miranda Gold Corp.
d/b/a Newmont Mining Corporation
By: _________________________________________________
By: _________________________________________________
Title: _________________________________________________
Title: _________________________________________________
Its Authorized Representative
Its Authorized Representative
[SEAL]
[SEAL]

Miranda U.S.A., Inc.

By: _________________________________________________

Title: _________________________________________________

Its Authorized Representative

[SEAL]

EXHIBIT A
(to Venture Agreement)
PROPERTIES

That certain Mining Lease and Option to Purchase, effective November 18, 2003 between Red Canyon Corporation, a Nevada corporation and Miranda Gold Corp., a British Columbia corporation and Miranda U.S.A., Inc., a Nevada corporation covering the following unpatented lode mining claims located in Eureka County, Nevada:

EXHIBIT B
(to Venture Agreement)
AREA OF INTEREST

The Area of Interest shall include all lands and minerals within one mile of the exterior boundaries of the Claims, as identified in Exhibit A to the Venture Agreement.

EXHIBIT C
(to Venture Agreement)
ACCOUNTING PROCEDURE

The financial and accounting procedures to be followed by the Manager and the Participants under the Agreement are set forth below. Reference in this Accounting Procedure to Articles, Sections and Subsections are to those located in this Accounting Procedure unless it is expressly stated that they are references to the Agreement.

The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement. It is the intent of the Participants that none of them shall lose or profit by reason of their duties and responsibilities as the Manager. The Participants shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity. In the event of a conflict between the provisions of this Accounting Procedure and those of the Agreement, the provisions of the Agreement shall control.

1. GENERAL PROVISIONS

1.1 General Accounting Records. The Manager shall maintain detailed and comprehensive accounting records in accordance with this Accounting Procedure, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

1.2 Bank Accounts. After the decision is made to begin Development, the Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all receipts.

2. CHARGES TO JOINT ACCOUNT

Subject to the limitations hereinafter set forth, the Manager shall charge the Joint Account with the following:

2.1 Rentals, Royalties and Other Payments. Properties maintenance costs and other payments, including Government Rentals, necessary to maintain title to the Assets.

2.2 Labor and Employee Benefits

2.2.1 Salaries and wages of the Manager’s employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

2.2.2 The Manager’s cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Subsection 2.2.1 and Section 2.13 hereof.

2.2.3 The Manager’s actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Subsection 2.2.1 or Section 2.13, rather than employees’ benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Subsection 2.2.1 or Section 2.13, provided that the plans are limited to the extent feasible to those customary in the industry.

2.2.4 Cost of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under Subsection 2.2.1 and Section 2.13, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

2.2.5 Those costs in Subsections 2.2.2, 2.2.3 and 2.2.4 may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager’s cost experience and it shall be periodically adjusted to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

2.3 Assets. Cost of all Assets purchased or furnished.

2.4 Transportation. Reasonable transportation costs incurred in connection with the transportation of employees, equipment, material and supplies necessary for exploration, maintenance and operation of Assets.

2.5 Services

2.5.1 The cost of contract services and utilities procured from outside sources, other than services described in Sections 2.10 and 2.14. If contract services are performed by an Affiliate of the Manager, the cost charged to the Joint Account shall not be greater than that for which comparable services and utilities are available in the open market.

2.5.2 The costs of using the Manager’s exclusively-owned facilities in support of Venture activities provided that the charges may not exceed those currently prevailing in the vicinity. Such costs shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed Prime Rate plus three percent (3%) per annum.

2.6 Materials, Equipment and Supplies. The cost of materials, equipment and supplies (herein called “Material”) purchased from unaffiliated third parties or furnished by either Participant as provided in Section 3. The Manager shall purchase or furnish only so much Material as may be required for use in efficient and economical Operations. The Manager shall also maintain inventory levels of Materials at reasonable levels to avoid unnecessary accumulation of surplus stock.

2.7 Environmental Compliance Fund. Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the duration of the Agreement, will pay for ongoing Environmental Compliance conducted during Operations and which will cover the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and other Continuing Obligations.

2.8 Insurance Premiums. Premiums paid or accrued for insurance required for the protection of the Participants.

2.9 Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager.

2.10 Legal Expense. All legal costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets. Routine legal expenses are included under Section 2.14 .

2.11 Audit. Cost of annual audits under Section 9.10 of the Agreement.

2.12 Taxes. All taxes (except income taxes) of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations, which have been paid by the Manager for the benefit of the Participants. Each Participant is separately responsible for income taxes which are attributable to its respective Participating Interest.

2.13 District and Camp Expense (Field Supervision and Camp Expenses). A pro rata portion of (i) the salaries and expenses of the Manager’s superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating an office (hereafter, “the Manager’s Project Office”) and any necessary suboffice and (iii) all necessary camps, including housing facilities for employees, used for Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. Such charges shall be apportioned for all Properties served by the employees and facilities on an equitable basis consistent with the Manager’s general accounting practice and generally accepted accounting principles.

2.14 Administrative Charge. The Manager shall charge the Joint Account each month a sum as provided below, which shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses for its conduct of Operations, which shall be in lieu of any management fee:

2.14.1 with respect to Operations before commencement of Development, the Manager’s fee shall be ten percent (10%) of the Allowable Costs other than funds expended pursuant to any individual contract for materials for services which exceed in the aggregate US$50,000 in any Program period, for which the Manager’s fee shall be three percent (3%) of Allowable Costs.

2.14.2 with respect to operations after the commencement of Development but before commencement of Mining, the Manager’s fee shall be five percent (5%) of Allowable Costs;

2.14.3 with respect to operations after the commencement of Mining, the Manager’s fee shall be three percent (3%) of Allowable Costs.

These fee rates are based upon the principle that the Manager shall not make a profit or loss from this administrative charge but should be fairly and adequately compensated for the pro rata share of its costs and expenses. The specific rates provided for in this Section 2.14 shall be established and may be amended from time to time by mutual agreement among the Parties hereto if, in practice, the rates are found to be insufficient or excessive.

Allowable Costs as used in this Section 2.14 shall include all amounts accrued to the Environmental Compliance fund, and all charges to the Joint Account except (i) the administrative charge defined herein; (ii) depreciation, depletion or amortization of tangible or intangible assets; (iii) funds disbursed from the Environmental Compliance Fund; (iv) amounts expended for acquisition, construction or installation of tangible or intangible assets after mining operations have commenced; and (v) land payments, taxes and assessments.

The following representative list of items comprising the Manager’s principal business office expenses are expressly covered by the administrative charge provided in this Section 2.14 : (a) administrative supervision, which includes services rendered by officers and directors of the

Manager for Operations, except to the extent that such services represent a direct charge to the Joint Account, as provided for in Section 2.2 ; (b) accounting, billing and record keeping in accordance with governmental regulations and the provisions of the Venture Agreement; (c) handling of all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Joint Account; (d) Routine legal services by the Manager’s legal staff; and (e) Records and storage space, telephone service and office supplies.

2.15 Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

3. BASIS OF CHARGES TO JOINT ACCOUNT

3.1 Purchases. Material purchased and services procured shall be charged at prices paid by the Manager after deduction of all discounts actually received.

3.2 Material Furnished by the Manager. At its discretion, the Manager may furnish Material from the Manager’s stocks under the following conditions:

3.2.1 New Material (Condition “A”): New Material transferred from the Manager’s properties shall be priced f.o.b. the nearest reputable supply store or railway receiving point, where like Material is available, at current replacement cost of the same kind of Material (hereafter, “New Price”).

3.2.2 Used Material (Conditions “B” and “C”):

3.2.2.1 material in sound and serviceable condition and suitable for reuse without reconditioning shall be classified as Condition “B” and priced at seventy-five percent (75%) of New Price.

3.2.2.2 other used Material as defined hereafter shall be classified as Condition “C” and priced at fifty percent (50%) of New Price:

3.2.2.2.1 used Material which after reconditioning will be further serviceable for original function as good secondhand Material (Condition “B”),

3.2.2.2.2 used Material which is serviceable for original function but not substantially suitable for reconditioning,

3.2.2.2.3 Material which cannot be classified as Condition “B” or Condition “C” shall be priced at a value commensurate with its use,

3.2.2.2.4 Material no longer suitable for its original purpose but usable for some other purpose shall be priced on a basis comparable with items normally used for such other purpose.

3.3 Premium Prices. Whenever Material is not readily obtainable at prices specified in Sections 3.1 and 3.2 , the Manager may charge the Joint Account for the required Material on the basis of the Manager’s direct cost and expenses incurred in procuring such material; provided, however, that prior notice of the proposed charge is given to the Participants, whereupon any Participant shall have the right, by notifying the Manager within ten (10) days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager. If a Participant so furnishes Material in kind, the Manager shall make appropriate credits to its account.

3.4 Warranty of Material Furnished by the Manager or Participants. Neither the Manager nor any Participant warrants the Material furnished beyond any dealer’s or manufacturer’s warranty.

4. DISPOSAL OF MATERIAL

4.1 Disposition Generally. The Manager shall have no obligation to purchase a Participant’s interest in Material. The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by transfer to the Participants as provided in Section 4.2 or by sale. The Manager shall credit the Participants in proportion to their Participating Interest for all Material sold hereunder.

4.2 Division in Kind. Division of Material in kind between the Participants shall be in proportion to their respective Participating Interests, and corresponding credits shall be made to the Joint Account.

4.3 Sales. Sales of material to third parties shall be credited to the Joint Account at the net amount received. Any damages or claims by the Purchaser shall be charged back to the Joint Account if and when paid.

5. INVENTORIES

5.1 Periodic Inventories, Notice and Representations. At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties. The expense of conducting such periodic inventories shall be charged to the Joint Account.

5.2 Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the Joint Account shall be made, and a list of overages and shortages shall be determined by the Manager. Inventory adjustments shall be made by the Manager to the Joint Account for overages and shortages, but the Manager shall be held accountable to the Venture only for shortages due to lack of reasonable diligence.

EXHIBIT D
(to Venture Agreement)
BANKABLE FEASIBILITY STUDY

“Bankable Feasibility Study” means a detailed report that recommends the development of a mine on a portion of the Properties and includes at least the following information:

1.	A description of that part of the Properties to be covered by the proposed mine;

2.	The estimated recoverable reserves of minerals and the estimated composition and content thereof;

3.	The proposed procedure for development and mining production;

4.	Results of ore amenability tests (if any);

5.

The nature and extent of the mine facilities proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the report shall also include a preliminary design for such mill;

6.

The total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements;

7.	All environmental impact studies and costs;

8.	The period in which it is proposed that the Properties be brought into commercial production;

9.

Such other data and information as are reasonably necessary to substantiate the existence of a mineral deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations; and

10.

Working capital requirements for the initial four months of operation of the Properties as a mine or such longer period as may be reasonably justified in the circumstances; which is in such form as is necessary to substantially meet the standards of North American financial institutions for the purpose of determining the advisability of providing project financing on a commercial competitive basis taking into consideration all relevant criteria deemed to be both normal and prudent for the mining industry at that time.

EXHIBIT E
(to Venture Agreement)
NET SMELTER RETURNS

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (“Agreement”) is effective      -                -200    (the “Effective Date”)

BETWEEN:

GRANTOR—NAME AS APPROPRIATE
a corporation incorporated under the laws ______________
______________________________________________
______________________________________________
Attn: Land Department
Facsimile: ______________________________________

(hereinafter “GRANTOR”)

and

GRANTEE—NAME AS APPROPRIATE
a corporation incorporated under the laws of ____________
______________________________________________
______________________________________________
Attn: _________________________________________
Facsimile: ______________________________________

(hereinafter “GRANTEE”)

RECITALS

A. Pursuant to the terms and conditions of that certain Venture Agreement dated effective October 13, 2004 (the “Venture Agreement”) between GRANTOR and GRANTEE with respect to those certain properties more particularly described in attached Schedule A (the “Properties”), GRANTEE has conveyed to GRANTOR all of its right, title, interest and obligations in and to the Properties and GRANTOR has agreed to grant GRANTEE a Royalty with respect to the Properties.

NOW, THEREFORE, in consideration of Ten Dollars (US$10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

AGREEMENT

1. Royalty

1.1 GRANTOR shall pay to GRANTEE a perpetual production royalty in the amount of a [Insert appropriate rate from the Venture Agreement] Net Smelter Returns (as hereinafter described) from the sale or other disposition of all Minerals produced from the Properties, determined in accordance with the provisions of this Agreement (the “Royalty”). For purposes of this Agreement, the term “Minerals” shall mean any and all metals, minerals and mineral rights of whatever kind and nature in, under or upon the surface or subsurface of the Properties (including, without limitation metals, precious metals, base metals, industrial minerals, gems, diamonds, commercially valuable rock, aggregate, clays and diatomaceous earth, hydrocarbons, and oil and gas, and other minerals which are mined, excavated, extracted or otherwise recovered). The Royalty shall apply to 100% of the Properties.

1.2 For Precious Metals. “Net Smelter Returns”, in the case of gold, silver, and platinum group metals ("Precious Metals"), shall be determined by multiplying (a) the gross number of troy ounces of Precious Metals recovered from production from the Properties during the preceding calendar month ("Monthly Production") delivered to the smelter, refiner, processor, purchaser or other recipient of such production (collectively, "Payor"), by (b) for gold, the average of the London Bullion Market, Afternoon Fix, spot prices reported for the preceding calendar month (the "Applicable Spot Price"), and for all other Precious Metals, the average of the New York Commodities Exchange final spot prices reported for the preceding calendar month for the particular Mineral for which the price is being determined, and subtracting from the product of Subsections 1.2(a) and 1.2(b) only the following if actually incurred: (i) charges imposed by the Payor for refining bullion from doré or concentrates of Precious Metals ("Beneficiated Precious Metals") produced by GRANTOR's final mill or other final processing plant; however, charges imposed by the Payor for smelting or refining of raw or crushed ore containing Precious Metals or other preliminarily processed Precious Metals shall not be subtracted in determining Net Smelter Returns; (ii) penalty substance, assaying, and sampling charges imposed by the Payor for refining Beneficiated Precious Metals contained in such production; and (iii) charges and costs, if any, for transportation and insurance of Beneficiated Precious Metals from GRANTOR's final mill or other final processing plant to places where such Beneficiated Precious Metals are smelted, refined and/or sold or otherwise disposed of.

1.3 In the event the refining of bullion from the Beneficiated Precious Metals contained in such production is carried out in custom toll facilities owned or controlled, in whole or in part, by GRANTOR, which facilities were not constructed solely for the purpose of refining Beneficiated Precious Metals or Other Minerals from the Properties, then charges, costs and penalties for such refining shall mean the amount GRANTOR would have incurred if such refining were carried out at facilities not owned or controlled by GRANTOR then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by GRANTOR with respect to such refining. In the event GRANTOR receives insurance proceeds for loss of production of Precious Metals, GRANTOR shall pay to GRANTEE the Royalty percentage of any such insurance proceeds which are received by GRANTOR for such loss of production.

1.4 For Other Minerals. “Net Smelter Returns”, in the case of all Minerals other than Precious Metals and the beneficiated products thereof ("Other Minerals"), shall be determined by multiplying (a) the gross amount of the particular Other Mineral contained in the Monthly Production delivered to the Payor during the preceding calendar month by (b) the average of the New York Commodities Exchange final daily spot prices reported for the preceding calendar month of the appropriate Other Mineral, and subtracting from the product of Subsections 1.4(a) and 1.4(b) only the following if actually incurred: (i) charges imposed by the Payor for smelting, refining or processing Other Minerals contained in such production, but excluding any and all charges and costs related to GRANTOR's mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; (ii) penalty substance, assaying, and sampling charges imposed by the Payor for smelting, refining, or processing Other Minerals contained in such production, but excluding any and all charges and costs of or related to GRANTOR's mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; and (iii) charges and costs, if any, for transportation and insurance of Other Minerals and the beneficiated products thereof from GRANTOR's final mill or other final processing plant to places where such Other Minerals are smelted, refined and/or sold or otherwise disposed of. If for any reason the New York Commodities Exchange does not report spot pricing for a particular Other Mineral, then the Parties shall mutually agree upon an appropriate pricing entity or mechanism that accurately reflects the market value of any such Other Mineral.

1.5 In the event smelting, refining, or processing of Other Minerals are carried out in custom toll facilities owned or controlled, in whole or in part, by GRANTOR, which facilities were not constructed solely for the purpose of milling or processing Other Minerals from the Properties, then charges, costs and penalties for such smelting, refining or processing shall mean the amount GRANTOR would have incurred if such smelting, refining or processing were carried out at facilities not owned or controlled by GRANTOR then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by GRANTOR with respect to such smelting and refining. In the event GRANTOR receives insurance proceeds for loss of production of Other Minerals, GRANTOR shall pay to GRANTEE the Royalty percentage of any such insurance proceeds which are received by GRANTOR for such loss of production.

1.6 Payments of Royalty In Cash or In Kind. Royalty payments shall be made to GRANTEE as follows:

(a) Royalty In Kind. GRANTEE may elect to receive its Royalty on Precious Metals from the Properties "in cash" or "in kind" as refined bullion. The elections may be exercised once per year on a calendar year basis during the life of production from the Properties. Notice of election to receive the following year's Royalty for Precious Metals “in cash” or “in kind” shall be made in writing by GRANTEE and delivered to GRANTOR on or before November 1 of each year. In the event no written election is made, the Royalty for Precious Metals will continue to be paid to GRANTEE as it is then being paid. As of the Effective Date of this Agreement, GRANTEE elects to receive its Royalty on Precious Metals “in kind”. Royalties on Other Minerals shall not be payable "in kind". (i) If GRANTEE elects to receive its Royalty for Precious Metals in "in kind", GRANTEE shall open a bullion storage account at each refinery or mint designated by GRANTOR as a possible recipient of refined bullion in which GRANTEE owns an interest. GRANTEE shall be solely responsible for all costs and liabilities associated with maintenance of such account or accounts, and GRANTOR shall not be required to bear any additional expense with respect to such "in-kind" payments. (ii) Royalty will be paid by the deposit of refined bullion into GRANTEE’s account. On or before the 25th day of each calendar month following a calendar month during which production and sale or other disposition occurred, GRANTOR shall deliver written instructions to the mint or refinery, with a copy to GRANTEE directing the mint or refinery to deliver refined bullion due to GRANTEE in respect of the Royalty, by crediting to GRANTEE's account the number of ounces of refined bullion for which Royalty is due; provided, however, that the words "other disposition" as used in this Agreement shall not include processing, milling, beneficiation or refining losses of Precious Metals. The number of ounces of refined bullion to be credited will be based upon GRANTEE’s share of the previous month's production and sale or other disposition as calculated pursuant to the commingling provisions of Section 1.9. (iii) Royalty payable “in kind” on silver or platinum group metals shall be converted to the gold equivalent of such silver or platinum group metals by using the average monthly spot prices for Precious Metals described in Section 1.2. (iv) Title to refined bullion delivered to GRANTEE under this Agreement shall pass to GRANTEE at the time such bullion is credited to GRANTEE at the mint or refinery. (v) GRANTEE agrees to hold harmless GRANTOR from any liability imposed as a result of the election of GRANTEE to receive Royalty “in kind” and from any losses incurred as a result of GRANTEE’s trading and hedging activities. GRANTEE assumes all responsibility for any shortages which occur as a result of GRANTEE’s anticipation of credits to its account in advance of an actual deposit or credit to its account by a refiner or mint. (vi) When royalties are paid in "in kind", they will not reflect the costs deductible in calculating Net Smelter Returns under this Agreement. Within thirty (30) days of the receipt of a statement showing charges incurred by GRANTOR for transportation, smelting or other deductible costs, GRANTEE shall remit to GRANTOR full payment for such charges. If GRANTEE does not pay such charges when due, GRANTOR shall have the right, at its election, provided GRANTEE does not dispute such charges, to deduct the gold equivalent of such charges from the ounces of gold bullion to be credited to GRANTEE in the following month.

(b) In Cash. If GRANTEE elects to receive its Royalty for Precious Metals in cash, and as to

Royalty payable on Other Minerals, payments shall be payable on or before the later of ten (10) days after GRANTOR receives payment from the Payor or the twenty-fifth (25th) day of the month following the calendar month in which the minerals subject to the Royalty were shipped to the Payor by GRANTOR. For purposes of calculating the cash amount due to GRANTEE, Precious Metals and Other Minerals will be deemed to have been sold or otherwise disposed of at the time refined production from the Properties is delivered, made available, or credited to GRANTOR by a mint or refiner. The price used for calculating the cash amount due for Royalty on Precious Metals or Other Minerals shall be determined in accordance with Section 1.2 and Section 1.4 as applicable. GRANTOR shall make each Royalty payment to be paid in cash by delivery of a check payable to GRANTEE and delivering such check to GRANTEE at the address listed in this Agreement, or to such other address as GRANTEE may direct or by direct bank deposit to GRANTEE’s account as GRANTEE shall designate. Should default be made in any cash payment when due for Royalty and such default exists ten (10) days following notice of non-payment, then all unpaid amounts then due shall bear interest at the rate equal to five (5) percentage points over the Prime Rate or the maximum interest rate permitted by law, if less than this. "Prime Rate" means the annual percentage rate in effect from time to time for demand, commercial loans quoted by CITIBANK, N.A. at its main branch in New York City, New York, U.S.A. to its most credit-worthy customers. Commencing from and after such payment due date until paid.

(c) Detailed Statement. All Royalty payments or credits shall be accompanied by a detailed statement explaining the calculation thereof together with any available settlement sheets from the Payor.

1.7 Monthly Reconciliation. (a) On or before the later of ten (10) days after GRANTOR receives payment from the Payor or the twenty-fifth (25th) day of the month, GRANTOR shall make an interim settlement based on the information then available of such Royalty then due, either “in cash” or “in kind”, whichever is applicable, by paying (i) not less than one hundred percent (100%) of the anticipated final settlement of Precious Metals ”in kind” Royalty payments and (ii) not less than ninety-five percent (95%) of the anticipated final settlement of cash Royalty payments. (b) The Parties recognize that a period of time exists between the production of ore, the production of doré or concentrates from ore, the production of refined or finished product from doré or concentrates, and the receipt of Payor's statements for refined or finished product. As a result, the payment of Royalty will not coincide exactly with the actual amount of refined or finished product produced from the Properties for the previous month. GRANTOR will provide final reconciliation promptly after settlement is reached with the Payor for all lots sold or subject to other disposition in any particular month. (c) In the event that GRANTEE has been underpaid for any provisional payment (whether “in cash” or “in kind”), GRANTOR shall pay the difference “in cash” by check and not “in kind” with such payment being made at the time of the final reconciliation. If GRANTEE has been overpaid in the previous calendar month, GRANTEE shall make a payment to GRANTOR of the difference by check. Reconciliation payments shall be made on the same basis as used for the payment in cash pursuant to Subsection 1.6(b) hereof.

1.8 Hedging Transactions. All profits and losses resulting from GRANTOR's sales of Precious Metals or Other Minerals, or GRANTOR's engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions including trading transactions designed to avoid losses and obtain possible gains due to metal price fluctuations (collectively, "Hedging Transactions") are specifically excluded from Royalty calculations pursuant to this Agreement. All Hedging Transactions by GRANTOR and all profits or losses associated therewith, if any, shall be solely for GRANTOR's account. The Royalty payable on Precious Metals or Other Minerals subject to Hedging Transactions shall be determined as follows: (a) Affecting Precious Metals. The amount of Royalty to be paid on all Precious Metals subject to Hedging Transactions by GRANTOR shall be determined in the same manner as provided in Subsection 1.2, with the understanding and agreement that the average monthly spot price shall be for the calendar month preceding the calendar month during which Precious Metals subject to Hedging Transactions are shipped by GRANTOR to the Payor. (b) Affecting Other Minerals. The amount of Royalty to be paid on all Other Minerals subject to

Hedging Transactions by GRANTOR shall be determined in the same manner as provided in Subsection 1.4, with the understanding and agreement that the average monthly spot price shall be for the calendar month preceding the calendar month during which Other Minerals subject to Hedging Transactions are shipped by GRANTOR to the Payor.

1.9 Commingling. GRANTOR shall have the right to commingle Precious Metals and Other Minerals from the Properties with minerals from other properties. Before any Precious Metals or Other Minerals produced from the Properties are commingled with minerals from other properties, the Precious Metals or Other Minerals produced from the Properties shall be measured and sampled in accordance with sound mining and metallurgical practices for moisture, metal, commercial minerals and other appropriate content, applied on a consistent basis. Representative samples of the Precious Metals or Other Minerals shall be retained by GRANTOR and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine gross metal content of Precious Metals or gross metal or mineral content of Other Minerals. GRANTOR shall retain such analyses for a reasonable amount of time, but not less than twenty four (24) months, after receipt by GRANTEE of the Royalty paid with respect to such commingled Minerals from the Properties, and shall retain such samples taken from the Properties for not less than thirty (30) days after collection.

2. Stockpilings and Tailings. All tailings, residues, waste rock, spoiled leach materials, and other materials (collectively "Materials") resulting from GRANTOR's operations and activities on the Properties shall be the sole property of GRANTOR, but shall remain subject to the Royalty should the Materials be processed or reprocessed, as the case may be, in the future and result in the production and sale or other disposition of Precious Metals or Other Minerals. Notwithstanding the foregoing, GRANTOR shall have the right to dispose of Materials from the Properties on or off of the Properties and to commingle the same (as provided herein) with materials from other properties. In the event Materials from the Properties are processed or reprocessed, as the case may be, and regardless of where such processing or reprocessing occurs, the Royalty payable thereon shall be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

3. Term. The Royalty created hereby shall be perpetual, it being the intent of the Parties hereto that, to the extent allowed by law, the Royalty shall constitute a vested interest in and a covenant running with the land affecting the Properties and all successions thereof whether created privately or through governmental action and shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns so long as GRANTOR or any successor or assign of GRANTOR holds any rights or interests in the Properties. The Parties do not intend that there be any violation of the rule of perpetuities. If, however, such violation should inadvertently occur, the Participants hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

4. Real Property Interest and Relinquishment of Properties. The Royalty shall attach to any amendments, relocations or conversions of any mining claim, license, or lease, concession, permit, patent or other tenure comprising the Properties, or to any renewals or extensions thereof. The Royalty shall, if allowed by law, be a real property interest that runs with the Properties and shall be applicable to GRANTOR and its successors and assigns of the Properties. If GRANTOR or any Affiliate or successor or assign of GRANTOR surrenders, allows to lapse or otherwise relinquishes or terminates its interest in any of the Properties and within a period of two (2) years after the effective date of relinquishment or abandonment reacquires a direct or indirect interest in the land covered by the former Properties, then from and after the date of such reacquisition such reacquired properties shall be included in the Properties and the Royalty shall apply to such interest so acquired. GRANTOR shall give written notice to GRANTEE within ten (10) days of any acquisition or reacquisition of the Properties.

5. No Obligation to Mine. GRANTOR shall have sole discretion to determine the extent of its mining of the Properties and the time or the times for beginning, continuing or resuming mining operations with respect thereto. GRANTOR shall have no obligation to GRANTEE or otherwise to mine any of the Properties.

6. Registration on Title. The Parties agree that following the Effective Date GRANTOR shall immediately undertake all acts required to register title to the Properties in GRANTOR’s name by filing an appropriate statutory form of transfer document(s) executed by GRANTEE. The Parties hereby consent to such registering or recording and agree to co-operate with such Party to accomplish the same.

7. Reporting, Records and Audits, Inspections, New Resources or Reserves, Confidentiality and Press Releases.

7.1 Reporting. No later than March 1 of each year, GRANTOR shall provide to GRANTEE with an annual report of activities and operations conducted with respect to the Properties during the preceding calendar year, and from time to time shall provide such additional information as GRANTEE may reasonably request. Such annual report shall include details of: (a) the preceding year's activities with respect to the Properties; (b) ore reserve data for the calendar year just ended; and (c) estimates of anticipated production and estimated remaining ore reserves with respect to proposed activities for the Properties for the current calendar year.

7.2 Records and Audits. GRANTEE shall have the right, upon reasonable notice to GRANTOR, to inspect and copy all books, records, technical data, information and materials (the "Data") pertaining to GRANTOR's activities with respect to the Properties; provided that such inspections shall not unreasonably interfere with GRANTOR's activities with respect to the Properties. GRANTOR makes no representations or warranties to GRANTEE concerning any of the Data or any information contained in the annual reports, and GRANTEE agrees that if it elects to rely on any such Data or information, it does so at its sole risk. GRANTEE shall be entitled to enter the mine workings and structures on the Properties at reasonable times upon reasonable advance notice for inspection thereof, but GRANTEE shall so enter at its own risk and shall indemnify and hold GRANTOR and its Affiliates harmless against and from any and all loss, costs, damage, liability and expense (including but not limited to reasonable attorneys' fees and costs) by reason of injury to GRANTEE or its agents or representatives or damage to or destruction of any property of GRANTEE or its agents or representatives while on the Properties on or in such mine workings and structures, unless such injury, damage, or destruction is a result, in whole or in part, of the negligence of GRANTOR.

7.3 New Resources or Reserves. If GRANTOR establishes a mineral resource or mineral reserve on any of the Properties, GRANTOR shall provide to GRANTEE the amount of such resource or reserve as soon as practicable after GRANTOR makes a public declaration with respect to the establishment thereof.

7.4 Confidentiality. Except for recording this Agreement, GRANTEE shall not, without the prior written consent of GRANTOR, which shall not be unreasonably delayed or withheld, knowingly disclose to any third party data or information obtained pursuant to this Agreement which is not generally available to the public; provided, however, GRANTEE may disclose data or information so obtained without the consent of GRANTOR: (a) if required for compliance with laws, rules, regulations or orders of a governmental agency or stock exchange; (b) to any of GRANTEE's consultants or advisors; (c) to any third party to whom GRANTEE, in good faith, anticipates selling or assigning GRANTEE’s interest in the Properties; and (d) to a prospective lender, provided that such consultants, third parties or lenders first sign a confidentiality agreement with GRANTEE; or (e) to a third party to which a Party or its parent company contemplates a transfer to, or a merger, amalgamation or other corporate reorganization with, provided however, that any such third party to whom disclosure is made has a legitimate business need to know the disclosed information, and shall first agree in writing to protect the confidential nature of such information to the same extent GRANTEE is obligated under this section.

7.5 Press Releases. Subject to its rights and obligations regarding confidentiality under Section 7.4 , GRANTEE shall not issue any press release relating to the Properties or this Agreement except upon giving GRANTOR two (2) days advance written notice of the contents thereof, and GRANTEE shall make any reasonable changes to such proposed press release as such changes may be timely requested by GRANTOR, provided, however, GRANTEE may include in any press release without notice any information previously reported by GRANTOR. A Party shall not, without the consent of the other Party, issue any press release that implies or infers that the non-issuing Party endorses or joins the issuing Party in statements or representations contained in any press release.

8. General Provisions.

8.1 Amendment. This Agreement may be amended, modified or supplemented only by a written agreement signed by each Party.

8.2 Waiver of Rights. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

8.3 Applicable Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada.

8.4 Dispute Resolution. Disputes resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof may be resolved by a court of competent jurisdiction. In any litigation between the Parties or any person claiming under them, resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing party shall be entitled to recover all reasonable costs, expenses, legal and expert witness fees and other costs of suit incurred by it in connection with such litigation, including such costs, expenses and fees incurred prior to the commencement of the litigation, in connection with any appeals, and in collecting or otherwise enforcing any final judgment entered therein. If a party substantially prevails on some aspects of such action, but not on others, the court may apportion any award of costs and legal fees in such manner as it deems equitable.

8.5 GRANTOR to Bear Solely All Costs and Obligations. Commencing from and after the Effective Date GRANTOR has agreed to be solely responsible for its own account all costs and obligations pertaining to or associated with the Properties.

8.6 Currency. Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of the United States of America.

8.7 No Joint Venture, Mining Partnership, Commercial Partnership. This Agreement shall not be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between or among GRANTOR and GRANTEE.

8.8 Time. Time is of the essence of each provision of this Agreement.

8.9 Definitions. In this Agreement and the Schedule(s) attached to this Agreement the following terms shall have the following meanings:

“Affiliate” of a Party means an entity or person that Controls, is Controlled by, or is under common

Control with the Party through direct or indirect ownership of greater than fifty percent (50%) of equity or voting interest.

“Agreement” (or “Royalty Agreement”) means this Royalty Agreement and all amendments, modifications and supplements thereto.

“Applicable Spot Price” means as described in Section 1.2.

“Beneficiated Precious Metals” means as described in Section 1.2.

“Business Day” means any calendar day other than a Saturday or Sunday or any statutory holiday or civic holiday in the United States.

“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

“Data” means as described in Section 7.2.

“Effective Date” means the date specified on the top of page one of this Agreement.

“GRANTEE” shall include, to the extent applicable in the circumstances, all of GRANTEE’s successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and Affiliates having or claiming an interest in the Properties.

”GRANTOR” shall include, to the extent applicable in the circumstances, all of GRANTOR's successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and Affiliates having or claiming an interest in the Properties.

“Hedging Transactions” means as described in Section 1.8.

“Materials” means as described in Article 2.

“Minerals” means as described in Section 1.1.

“Monthly Production” means as described in Section 1.2.

“Net Smelter Returns” means as described in Section 1.2 and Section 1.4, as applicable.

“notice” means as described in Section 8.10.

“Other Mineral(s)” means as described in Section 1.4.

“Parties” means GRANTEE and GRANTOR collectively.

“Party” means either of the Parties individually.

“Payor” means as described in Section 1.2.

“Precious Metals” means as described in Section 1.2.

“Properties” means the property described in attached Schedule “A” including without limitation any amendments, supplements, renewals and replacements thereof.

“Royalty” means the Net Smelter Returns royalty stipulated in Section 1.1.

“Transmission” means as described in Section 8.10.

“Venture Agreement” means that certain agreement described in Recital A.

8.10 Notices. (a) Any notice, demand or other communication (in this section, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if: (i) delivered in person during normal business hours of the recipient on a Business Day and left with a receptionist or other responsible employee of the recipient at the applicable address first set forth in this Agreement; or (ii) sent by facsimile transmission (a “Transmission”) during normal business hours on a Business Day charges prepaid and confirmed by regular mail at the address first set forth in this Agreement; and (b) each notice sent in accordance with this section shall be deemed to have been received: (i) on the day it was delivered; or on the same day that it was sent by fax transmission, or (ii) on the first Business Day thereafter if the day on which it was sent by fax transmission was not a Business Day. The notice addresses for the Parties are set out on page one of this Agreement. A Party may change its address for notice by giving notice to the other Party in accordance with this section. Notice to ____________ [GRANTOR or GRANTEE, whatever Newmont is] shall additionally be sent to Newmont Mining Corporation, 1700 Lincoln Street, Denver, Colorado 80203 U.S.A., Attention: Land Dept., Facsimile: 303.837.5851.

8.11 Preemptive Right. If GRANTEE desires to transfer all or any part of its interest under this Agreement, or an Affiliate desires to transfer Control of GRANTEE, GRANTOR shall have a preemptive right.

(a)

If GRANTEE intends to transfer all or any part of its interest under this Agreement, or an Affiliate desires to transfer Control of GRANTEE, GRANTEE shall promptly notify GRANTOR of its intentions. The notice shall state the price and all other pertinent terms and conditions of the intended transfer, and shall be accompanied by a copy of the offer or contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary fair market value in United States currency. GRANTOR shall have thirty (30) days from the date such notice is delivered to notify GRANTEE whether it elects to acquire the offered interest at the same price (or its monetary equivalent) and on the same terms and conditions as set forth in the notice. If it does so elect, the transfer shall be consummated promptly, but in no event more than thirty (30) days, after notice of such election is delivered to GRANTEE.

(b)

If GRANTOR fails to so elect within the period provided for in Section 8.11(a) GRANTEE shall have ninety (90) days following the expiration of such period to consummate the transfer to a third party at a price and on terms no less favorable to GRANTEE than those set forth in the notice required in Section 8.11(a).

(c)

If GRANTEE fails to consummate the transfer to a third party within the period set forth in Section 8.11(b) the preemptive right of GRANTOR in such offered interest shall be deemed to be revived. Any subsequent proposal to transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 8.11.

8.12 Exceptions to Preemptive Right. Section 8.11 shall not apply to:

(a)	the transfer by GRANTEE of all or any part of its interest in this Agreement to an Affiliate;

(b)

incorporation of GRANTEE, or corporate consolidation or reorganization of GRANTEE by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of GRANTEE;

(c)

corporate merger or amalgamation involving GRANTEE by which the surviving entity or amalgamated company shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of GRANTEE; provided, however, that the value of GRANTEE’s interest in the Agreement does not exceed Fifty percent (50%) of the Net Worth of the surviving entity or amalgamated company;

(d)	the transfer of Control of GRANTEE by an Affiliate of GRANTEE or to another Affiliate of GRANTEE;

(e)	the creation by any Affiliate of GRANTEE of an encumbrance affecting its Control of GRANTEE;

(f)	a sale or other commitment or disposition of gold bullion or proceeds from sale of gold bullion by GRANTEE upon distribution to it pursuant to Section 1.6; or

(g)

a transfer by an Affiliate GRANTEE of Control of GRANTEE to a third party, provided GRANTEE’s interest in this Agreement does not exceed Fifty percent (50%) of the Net Worth of GRANTEE, or does not exceed Fifty percent (50%) of the Net Worth of such third party.

For purposes hereof, the term “Net Worth” shall mean the remainder after total liabilities are deducted from total assets. In the case of a corporation, Net Worth includes both capital stock and surplus. In the case of a limited liability company, Net Worth includes member contributions. In the case of a partnership or sole proprietorship, Net Worth includes the original investment plus accumulated and reinvested profits.

8.13 Assignment. Except as otherwise provided in this Agreement, either party shall have the unrestricted right to assign, transfer or convey any of its rights, interests, and obligations with respect to the Property, effective upon written notice thereof to the other party.

8.14 Maintenance of the Properties. At any time and from time to time subject to the terms of any underlying Agreement, GRANTOR may elect to abandon any part or parts of the Properties that it no longer desires to maintain.

8.15 Further Assurances. The Parties promptly shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Agreement.

8.16 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof.

8.17 Rule Against Perpetuities. The Parties do not intend that there be any violation of the rule of perpetuities, the rule against unreasonable restraints or the alienation of property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, such violation should inadvertently occur, the Participants hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

8.18 Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of the Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the date first written above.

GRANTOR	GRANTEE

By: __________________________________________________	By: __________________________________________________

Title: __________________________________________________	Title: __________________________________________________

Its Authorized Representative	Its Authorized Representative

[SEAL]	[SEAL]

SCHEDULE A
(to Royalty Agreement)
PROPERTIES

EXHIBIT F
(to Venture Agreement)
MEMORANDUM OF AGREEMENT

MEMORANDUM OF AGREEMENT

NOTICE IS HEREBY GIVEN that under that certain Venture Agreement ("Agreement") made and entered into effective October 13, 2004 (the "Effective Date") by and between:

NEWMONT USA LIMITED, D/B/A NEWMONT MINING CORPORATION
a corporation incorporated under the laws of Delaware
1700 Lincoln Street
Denver, Colorado 80203
Facsimile: 303.837.5851

(hereinafter “NEWMONT”)

and

MIRANDA GOLD CORP.
a corporation incorporated under the laws of British Columbia, Canada
Suite 306 – 1140 Homer Street
Vancouver, BC V6B 2X6
Facsimile: 604.689.1722

(hereinafter “MIRANDA GOLD”)

and

MIRANDA U.S.A., INC.
a corporation incorporated under the laws of Nevada
5900 Philoree Lane
Reno, Nevada 89511
Facsimile: 775.849.2336

(hereinafter “MIRANDA USA”)

(MIRANDA GOLD and MIRANDA USA are hereinafter collectively referred to as “COMPANY”)

NEWMONT and COMPANY have entered into a Venture Agreement, dated October 13, 2004 pursuant to which the parties have agreed to terms for undertaking Mineral Exploration, Development and, if warranted, Mining within the exterior boundaries of the area described in Exhibit B hereto (the "Area of Interest"). The Agreement shall be the exclusive means by which the Participants, or either of them or any Affiliate, engage in any activity within the Area of Interest; acquire interests in real property within the Area of Interest; or engage in any other lawful purposes related or incidental to the foregoing. The Agreement provides for the joint ownership of the real property and interests described in Exhibit A hereto (the "Properties"), and shall continue for so long as any of the Properties are jointly owned by the Participants hereto and thereafter until all materials, supplies, and equipment have been salvaged and disposed of, a final accounting has been made between the Participants, and reclamation has been completed and accepted by the appropriate governmental agencies, unless the Agreement is earlier terminated according to its terms.

IN WITNESS WHEREOF the parties hereto have duly executed this Memorandum of Agreement effective as of the date first written above.

NEWMONT	COMPANY

Newmont USA Limited	Miranda Gold Corp.
d/b/a Newmont Mining Corporation
By: __________________________________________________
By: __________________________________________________
Title: __________________________________________________
Title: __________________________________________________
Its Authorized Representative
Its Authorized Representative
[SEAL]
[SEAL]

Miranda U.S.A., Inc.

By: __________________________________________________

Title: __________________________________________________

Its Authorized Representative

[SEAL]

Exhibit A
(to Memorandum of Agreement)
PROPERTIES

That certain Mining Lease and Option to Purchase, effective November 18, 2003 between Red Canyon Corporation, a Nevada corporation and Miranda Gold Corp., a British Columbia corporation and Miranda U.S.A., Inc., a Nevada corporation covering the following unpatented lode mining claims located in Eureka County, Nevada:

Exhibit B
(to Memorandum of Agreement)
AREA OF INTEREST

The Area of Interest shall include all lands and minerals within one mile of the exterior boundaries of the Claims, as identified in Exhibit A to the Venture Agreement.

EXHIBIT G
(to Venture Agreement)

When Recorded, Return to:

Land Department
Newmont Mining Corporation
555 Fifth Street
Elko, NV 89801

ASSIGNMENT

          This Assignment is effective as of September __, 2004 from Miranda U.S.A. Inc., a Nevada corporation, whose address is 5900 Philoree Lane, Reno, Nevada 89511 and Miranda Gold Corp., a British Columbia corporation, whose address is Suite 306 - 1140 Homer Street, Vancouver, B.C. V6B 2X6 (collectively “Assignor”), to Newmont USA Limited d/b/a Newmont Mining Corporation, a Delaware corporation, whose address is 1700 Lincoln Street, Denver Colorado 80203 (“Assignee”).

RECITALS

          A.      Assignor leases and holds other rights in certain unpatented mining claims pursuant to that Mining Lease and Option to Purchase Agreement dated November 18, 2003 between Red Canyon Corporation, a Nevada corporation and Assignors, a memorandum of which was recorded in the Eureka County, Nevada Recorder’s Office on September 24, 2004, as Document 192562, Book 295, Pages 42 – 49 (the “Lease”). Those unpatented mining claims are more fully described in Exhibit A hereto.

          B.      Pursuant to that Venture Agreement, dated October 13, 2004 by and between Assignor and Assignee, Assignor agreed to convey its interest in the Lease to Assignee for the benefit of the Participants under the Venture Agreement, and subject to the terms and conditions of the Venture Agreement.

          C.      Pursuant to Section 23.1 of the Lease, Assignor has obtained Red Canyon Corporation’s written consent to this assignment.

          Therefore, in consideration of the mutual covenants contained in the Venture Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Assignor, Assignor agrees as follows:

AGREEMENT

          As of the effective date of this Assignment, Assignor hereby assigns, transfers and conveys to Assignee, its successors and assigns, all of Assignor’s right, title, and interest in and to the Lease, subject to the terms of the Venture Agreement.

          IN WITNESS WHEREOF, Assignor has executed this Assignment as of the date first indicated above.

MIRANDA U.S.A., INC.

By:__________________________
Name:________________________
Title:_________________________

MIRANDA GOLD CORP.

By:_______________________
Name:_____________________
Title:______________________

STATE OF NEVADA	)
) ss.
COUNTY OF	)

          This instrument was acknowledged before me on this ___ day of _______________ , 2004, by __________________________ , as ______________________ Miranda U.S.A., Inc.

          In witness whereof, I have hereunto set my hand and affixed my official seal the day and year first above written.

_________________________________________________________
Notary Public

My Commission
expires:______________________

STATE OF NEVADA	)
) ss.
COUNTY OF	)

          This instrument was acknowledged before me on this ___ day of _______________ , 2004, by __________________________ , as ______________________ Miranda Gold Corp.

          In witness whereof, I have hereunto set my hand and affixed my official seal the day and year first above written.

_________________________________________________________
Notary Public

My Commission
expires:______________________

EXHIBIT A
To Assignment From Miranda U.S.A., Inc. and Miranda Gold Corp.
to Newmont USA Limited d/b/a Newmont Mining Corporation

Page 1 NEWMONT / MIRANDA Venture Agreement (ei-form15) 083104